                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/

    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                          FOREST OIL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                             FOREST OIL CORPORATION
                           1600 BROADWAY, SUITE 2200
                                DENVER, CO 80202

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 16, 1998

                            ------------------------

To the Shareholders of

  FOREST OIL CORPORATION:

    As a shareholder of Forest Oil Corporation, a New York corporation (the "Company"), you are invited to be present in person or to be represented by proxy at the Annual Meeting of Shareholders, to be held at 1600 Broadway, Suite 590, Denver, Colorado, on Tuesday, June 16, 1998, at 10:00 a.m., M.D.T., for the following purposes:

    1.  To elect two (2) Class IV Directors;

    2. To approve the transaction between the Company and The Anschutz Corporation ("Anschutz") contemplated by an agreement between the Company and Anschutz;

    3. To authorize the Company to adjourn the meeting to solicit additional proxies in the event that the number of proxies sufficient to approve any of the proposals has not been received by the date of the meeting;

    4. To consider and vote upon the ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the fiscal year ending December 31, 1998; and

    5. To transact such other business as may be properly brought before the meeting and any adjournments thereof.

    Shareholders of the Company of record at the close of business on Friday, May 1, 1998 are entitled to vote at the meeting and all adjournments thereof.

    A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY MUST BE REPRESENTED AT THE MEETING TO CONSTITUTE A QUORUM. THE SHARES HELD BY ANSCHUTZ WILL BE INCLUDED IN DETERMINING WHETHER A MAJORITY IS PRESENT. THEREFORE, ALL SHAREHOLDERS ARE URGED EITHER TO ATTEND THE MEETING OR TO BE REPRESENTED BY PROXY. IF A QUORUM IS NOT PRESENT AT THE MEETING, A VOTE FOR ADJOURNMENT WILL BE TAKEN AMONG THE SHAREHOLDERS PRESENT OR REPRESENTED BY PROXY. IF A MAJORITY OF THE SHAREHOLDERS PRESENT OR REPRESENTED BY PROXY VOTE FOR ADJOURNMENT, IT IS THE COMPANY'S INTENTION TO ADJOURN THE MEETING UNTIL A LATER DATE AND TO VOTE PROXIES RECEIVED AT SUCH ADJOURNED MEETING(S).

    IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED BUSINESS REPLY ENVELOPE. If you later find that you can be present or for any other reason desire to revoke your proxy, you may do so at any time before the voting.

                                          By order of the Board of Directors

                                          DANIEL L. McNAMARA
                                          SECRETARY

June 5, 1998

                                PROXY STATEMENT
                                       OF
                             FOREST OIL CORPORATION
                           1600 BROADWAY, SUITE 2200
                             DENVER, COLORADO 80202

                                                                    June 5, 1998

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors") of Forest Oil Corporation (the "Company") of proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Tuesday, June 16, 1998, at 1600 Broadway, Suite 590, Denver, Colorado, at 10:00 a.m., M.D.T., and at any adjournment thereof. Each holder of record at the close of business on May 1, 1998 of shares of the Company's Common Stock, Par Value $.10 Per Share (the "Common Stock"), will be entitled to one vote for each share so held. As of April 30, 1998, there were 37,320,644 shares of Common Stock issued and outstanding.

    Shares represented by properly executed proxy cards received by the Company at or prior to the Annual Meeting will be voted according to the instructions indicated on the proxy card. Unless contrary instructions are given, the persons named on the proxy card intend to vote the shares so represented for (i) the election of the nominees for directors, (ii) the approval of the transaction between the Company and The Anschutz Corporation ("Anschutz") contemplated by an agreement between the Company and Anschutz (the "1998 Anschutz Transaction"),
(iii) the authorization of the Company to adjourn the Annual Meeting to solicit additional proxies in the event that the number of proxies sufficient to approve any of the proposals has not been received by the date of the Annual Meeting, and (iv) the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending December 31, 1998. As to any other business which may properly come before the meeting, the persons named on the proxy card will vote according to their judgment. The enclosed proxy may be revoked prior to the meeting by written notice to the Secretary of the Company at 1600 Broadway, Suite 2200, Denver, Colorado 80202, or by written or oral notice to the Secretary at the Annual Meeting at any time prior to being voted. This Proxy Statement and the Proxy Card enclosed herewith are expected to be first sent to shareholders of the Company on or about June 5, 1998.

    If a quorum is not present at the meeting, a vote for adjournment will be taken among the shareholders present or represented by proxy. If a majority of the shareholders present or represented by proxy vote for adjournment, it is the Company's intention to adjourn the meeting until a later date and to vote proxies received at such adjourned meeting(s).

    Under the law of New York, the Company's state of incorporation, "votes cast" at a meeting of shareholders by the holders of shares entitled to vote are determinative of the outcome of the matter subject to vote. Abstentions will be considered "votes cast" and broker non-votes will not be considered "votes cast" based on the Company's understanding of state law and New York Stock Exchange requirements. A "broker non-vote" occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Shareholders may not cumulate their votes.

THE 1998 ANSCHUTZ TRANSACTION

    At the Annual Meeting, the Company's shareholders will be asked to approve the 1998 Anschutz Transaction described under "The Anschutz Transaction." The Company's Board of Directors has determined that the transaction is fair to and in the best interests of shareholders other than Anschutz and its affiliates. Several important factors should be considered by the shareholders with respect to the Transaction:

    Pursuant to the 1998 Anschutz Transaction, the Company will issue to Anschutz an aggregate of 5,950,000 shares of Common Stock in exchange for certain oil and gas assets. These assets include Anschutz' interests in the Anschutz Ranch East Field, certain Canadian properties and other international projects (the "Anschutz Properties"). See "The Anschutz Transaction."

    Based on the number of shares outstanding on April 30, 1998, and as a result of the consummation of the 1998 Anschutz Transaction, Anschutz will increase its ownership from 29.8% to approximately 39.5% of the Common Stock. Anschutz is subject to a 40% ownership limitation that terminates on July 27, 2000. See "The Anschutz Transaction--Shareholders Agreement". The last reported sales price of the Common Stock on the New York Stock Exchange Composite Tape was $13.00 on January 9, 1998, the last trading day prior to the public announcement of the agreement in principle between the Company and Anschutz with respect to the 1998 Anschutz Transaction, and was $14 1/16 on June 1, 1998. Between such dates the price ranged from a high of $16 to a low of $13.

    A majority of the votes represented at the Annual Meeting by shares of Common Stock entitled to vote (and held by persons other than Anschutz) is required for approval of the transactions contemplated by the 1998 Anschutz Agreements as described in this Proxy Statement.

    Anschutz will continue to be subject to voting restrictions on the shares it currently owns and the shares it would acquire in the 1998 Anschutz Transaction. Pursuant to these restrictions, Anschutz will be required to vote all equity securities of the Company owned by Anschutz having voting power in excess of an amount equal to 19.99% of the aggregate voting power of the equity securities of the Company then outstanding in the same proportion as all other equity securities of the Company voted with respect to the matter (other than equity securities owned by Anschutz) are voted. Such limitations are not applicable in all situations. For example, Anschutz is allowed to vote its shares with respect to all matters with respect to which Anschutz may have liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of this exception to the restrictions, Anschutz may have a veto power over certain transactions between the Company and third parties such as a merger which requires the approval of the holders of two-thirds of the outstanding Common Stock. See "The Anschutz Transaction-- Shareholders Agreement".

                             ELECTION OF DIRECTORS

    The Company's By-laws currently provide that the Board of Directors shall be divided into four classes as nearly equal in number as possible whose terms of office expire at different times in annual succession. Currently the number of directors is fixed at 11.

    Each class of directors is elected for a term expiring at the Annual Meeting to be held four years after the date of their election. The Class I Directors with the exception of Philip F. Anschutz were elected at the 1995 Annual Meeting. The Class II Directors were elected at the 1996 Annual Meeting. The Class III Directors were elected at the 1997 Annual Meeting. Philip F. Anschutz, Craig D. Slater and Drake S. Tempest were appointed to their respective classes in July 1995. Cortlandt S. Dietler was appointed as a Class IV Director in October 1996.

    A majority of the votes represented at the Annual Meeting by shares of Common Stock entitled to vote is required to elect a director.

    The persons named as proxies in the enclosed proxy, who have been so designated by the Board of Directors, intend to vote for the election of the Class IV Nominees referred to below as directors unless otherwise instructed in the proxy.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THESE NOMINEES. Certain information concerning such nominees, as well as the other current directors, is set forth below:

                                    AGE AND                       PRINCIPAL OCCUPATION,
                                   YEARS OF                       POSITIONS WITH COMPANY
                                    SERVICE                      AND BUSINESS EXPERIENCE                    DIRECTOR
             NAME                WITH COMPANY                     DURING LAST FIVE YEARS                      SINCE
------------------------------  ---------------  --------------------------------------------------------  -----------

CLASS IV NOMINEES--TERMS EXPIRING AT THE ANNUAL SHAREHOLDERS' MEETING IN 1998

Craig D. Slater                       41 - 3     President of Anschutz Investment Company since August           1995
                                                  1997. Vice President of Acquisitions and Investments of
                                                  both The Anschutz Corporation and Anschutz Company, the
                                                  corporate parent of Anschutz, since 1995. Corporate
                                                  Secretary of The Anschutz Corporation and Anschutz
                                                  Company from 1991 to 1996, and other positions with The
                                                  Anschutz Corporation and Anschutz Company from 1988 to
                                                  1995. Director of Qwest Communications International
                                                  Inc. since February 1997 and Director of Qwest
                                                  Communications Corporation since November 1996.
                                                  Director of Internet Communications Corporation since
                                                  September 1996. Member of the Executive Committee.

Cortlandt S. Dietler                  76 - 1     Chairman and Chief Executive Officer of Trans-Montaigne         1996
                                                  Oil Company since April 1995. Prior thereto founder,
                                                  Chairman and Chief Executive Officer of Associated
                                                  Natural Gas Corporation prior to its 1994 merger with
                                                  Panhandle Eastern Corporation. Advisory Director of
                                                  PanEnergy Corporation. Director of Hallador Petroleum
                                                  Company, Key Production Company, Inc. and Grease Monkey
                                                  Holding Corporation. Member of the Compensation
                                                  Committee

CLASS I DIRECTORS--TERMS EXPIRING AT THE ANNUAL SHAREHOLDERS' MEETING IN 1999

William L. Dorn                      49 - 26     Chairman of the Board and Chairman of the Executive             1982
                                                  Committee. Chief Executive Officer until December 1995.
                                                  President until November 1993. Chairman of the
                                                  Nominating Committee. Chairman of the Board of
                                                  Directors of Saxon Petroleum Inc.

James H. Lee                          49 - 7     Managing Partner, Lee, Hite & Wisda Ltd., a private oil         1991
                                                  and gas consulting firm. Member of the Executive
                                                  Committee. Chairman of the Audit Committee.

Philip F. Anschutz                    58 - 3     Director and Chairman of the Board of The Anschutz              1995
                                                  Corporation, and Anschutz Company, the corporate parent
                                                  of Anschutz, for more than five years, and President of
                                                  The Anschutz Corporation and Anschutz Company until
                                                  December 1996. Director and Chairman of the Board of
                                                  Qwest Communications International Inc. since February
                                                  1997 and Director and

                                    AGE AND                       PRINCIPAL OCCUPATION,
                                   YEARS OF                       POSITIONS WITH COMPANY
                                    SERVICE                      AND BUSINESS EXPERIENCE                    DIRECTOR
             NAME                WITH COMPANY                     DURING LAST FIVE YEARS                      SINCE
------------------------------  ---------------  --------------------------------------------------------  -----------
                                                  Chairman of the Board of Qwest Communications
                                                  Corporation from November 1993 until September 1997.
                                                  Director and Vice Chairman of Union Pacific Corporation
                                                  since September 1996. Director and Chairman of Southern
                                                  Pacific Rail Corporation ("SPRC") from 1988 to
                                                  September 1996, and President and Chief Executive
                                                  Officer of SPRC from 1988 to 1993. Member of the
                                                  Nominating Committee.

CLASS II DIRECTORS--TERMS EXPIRING AT THE ANNUAL SHAREHOLDERS' MEETING IN 2000

Robert S. Boswell                    48 - 12     President since November 1993 and Chief Executive               1985
                                                  Officer since December 1995, Vice President until
                                                  November 1993. Chief Financial Officer until December
                                                  1995. Member of the Executive Committee. Director of
                                                  C.E. Franklin Ltd. and Saxon Petroleum Inc.

Drake S. Tempest                      44 - 3     Partner in the law firm of O'Melveny & Myers LLP since          1995
                                                  1991. Member of the Compensation Committee.

William L. Britton                    63 - 2     Partner in the law firm of Bennett Jones Verchere.              1996
                                                  Director of Akita Drilling Ltd., ATCO Ltd., Canadian
                                                  Western Natural Gas Ltd., Canadian Utilities Limited,
                                                  CanUtilities Holdings Ltd. and Northwestern Utilities
                                                  Limited. Member of the Audit Committee.

CLASS III DIRECTORS--TERMS EXPIRING AT THE ANNUAL SHAREHOLDERS' MEETING IN 2001

Jordan L. Haines                      70 - 2     Chairman of the Board of Fourth Financial Corporation, a        1996
                                                  Kansas based bank holding company, and its subsidiary
                                                  Bank IV Wichita, N.A. from 1983 until his retirement in
                                                  1991. Director of Qwest Communications International
                                                  Inc. and a Director of KN Energy, Inc. Member of the
                                                  Audit Committee.

J. J. Simmons, III                    73 - 1     President of The Simmons Company, a consulting firm. Mr.        1997
                                                  Simmons was Vice Chairman of the Surface Transportation
                                                  Board from 1995 to 1996 and prior thereto
                                                  Commissioner--Vice Chairman of the U.S. Interstate
                                                  Commerce Commission.

Michael B. Yanney                     64 - 6     Chairman and Chief Executive Officer of the America             1992
                                                  First Companies, L.L.C. Director of Burlington Northern
                                                  Santa Fe Corporation and Mid-America Apartment
                                                  Communities, Inc. Chairman of the Compensation
                                                  Committee. Member of the Nominating Committee.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table shows, as of April 30, 1998, the number of shares of the Company's Common Stock beneficially owned by each director and nominee, each of the executive officers named in the Summary Compensation Table set forth under the caption "Executive Compensation" below, and all directors and executive officers as a group. Unless otherwise indicated, each of the persons has sole voting power and sole investment power with respect to the shares beneficially owned by such person.

                                                                    COMMON STOCK(1)
                                                              ---------------------------
NAME OF INDIVIDUAL OR                                         NUMBER OF         PERCENT
NUMBER IN GROUP                                                 SHARES        OF CLASS(2)
------------------------------------------------------------  ----------      -----------
Philip F. Anschutz..........................................  17,086,475(3)      39.5%
Robert S. Boswell...........................................     136,684(4)      *
William L. Britton..........................................       2,753         *
Cortlandt S. Dietler........................................       3,253         *
William L. Dorn.............................................     142,533(5)      *
Forest D. Dorn..............................................      64,065(6)      *
Jordan L. Haines............................................       1,753         *
David H. Keyte..............................................      68,182(7)      *
James H. Lee................................................       4,748         *
J. J. Simmons III...........................................         376         *
Craig D. Slater.............................................       8,087         *
Drake S. Tempest............................................       4,087         *
V. Bruce Thompson...........................................      28,882(8)      *
Michael B. Yanney...........................................      12,587(9)      *
All directors and executive officers as a group (19 persons,
  including the 14 named above).............................  17,634,878(10)     40.3%

------------------------

* The percentage of shares beneficially owned does not exceed one percent of the outstanding shares of the class.

(1) Amounts reported also include shares held for the benefit of certain directors and executive officers by the trustee of the Company's Retirement Savings Plan Trust as of March 31, 1998.

(2) Based on the number of shares outstanding as of April 30, 1998.

(3) The shares indicated as owned by Philip F. Anschutz are owned of record by Anschutz, of which Mr. Anschutz is the Chairman of the Board and a Director. Mr. Anschutz may be deemed to beneficially own such shares based on his affiliation with Anschutz. The shares indicated as beneficially owned by Philip F. Anschutz include 5,950,000 shares to be issued pursuant to the 1998 Anschutz Transaction, and 1,587 shares owned by Philip F. Anschutz. See "The Anschutz Transaction."

(4) Includes 120,000 shares that Robert S. Boswell has the vested right to purchase pursuant to options granted under the Stock Incentive Plan, and 4,133 shares (net of shares surrendered for tax withholding) of restricted stock also awarded under the Stock Incentive Plan. Does not include 45 shares held by Robert S. Boswell's wife or 566 shares held by his children, of which shares Mr. Boswell disclaims beneficial ownership.

(5) Includes 90,000 shares that William L. Dorn has the vested right to purchase pursuant to options granted under the Stock Incentive Plan, and 1,495 shares (net of shares surrendered for tax withholding) of restricted stock also awarded under the Stock Incentive Plan. Also includes (i) 5,160 shares held of record by William L. Dorn as co-trustee of a trust for the benefit of himself and his three siblings, and (ii) 14,840 shares held of record by William L. Dorn as trustee of trusts for the benefit of related parties, of which shares Mr. Dorn disclaims beneficial ownership. Does not include

    2,998 shares held by William L. Dorn's wife or 7,199 shares held by his children, of which shares Mr. Dorn disclaims beneficial ownership.

(6) Includes 44,000 shares that Forest D. Dorn has the vested right to purchase pursuant to options granted under the Stock Incentive Plan, and 2,678 shares (net of shares surrendered for tax withholding) of restricted stock also awarded under the Stock Incentive Plan. Also includes (i) 5,160 shares held of record by Forest D. Dorn as co-trustee of a trust for the benefit of himself and his three siblings, and (ii) 33 shares held of record by Forest
    D. Dorn as custodian for the benefit of one of his minor children, of which shares Mr. Dorn disclaims beneficial ownership. Does not include 1,725 shares held by Forest D. Dorn's wife or 5,192 shares held by his children, of which shares Mr. Dorn disclaims beneficial ownership.

(7) Includes 59,700 shares that David H. Keyte has the vested right to purchase pursuant to options granted under the Stock Incentive Plan, and 4,517 shares (net of shares surrendered for tax withholding) of restricted stock also awarded under the Stock Incentive Plan. Does not include 1,000 shares held by one of his children, of which shares Mr. Keyte disclaims beneficial ownership.

(8) Includes 26,000 shares that V. Bruce Thompson has the vested right to purchase pursuant to options granted under the Stock Incentive Plan, and 2,558 shares (net of shares surrendered for tax withholding) of restricted stock also awarded under the Stock Incentive Plan.

(9) Includes 10,000 shares held of record by America First Companies, L.L.C., of which Michael B. Yanney is a 50% member. Does not include 3,400 shares held by Michael B. Yanney's wife in her retirement savings trust, of which shares Mr. Yanney disclaims beneficial ownership.

(10) Includes 64,000 shares held by various executive officers (other than those named in the table) who have the vested right to purchase such shares pursuant to options granted under the Stock Incentive Plan, and 3,505 shares (net of shares surrendered for tax withholding) of restricted stock awarded to various executive officers under the Stock Incentive Plan.

BOARD OF DIRECTORS AND COMMITTEES

    During 1997, the Board of Directors met on six occasions. The Board of Directors has appointed four committees: the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating Committee. Only two members of each committee are necessary to constitute a quorum. During 1997, the Executive Committee met formally one time and acted by written consent once. The Executive Committee meets informally on a monthly basis. Robert S. Boswell, William L. Dorn, James H. Lee and Craig D. Slater are the members of the Executive Committee.

    The Compensation Committee makes recommendations to the Board of Directors in the area of executive compensation, including the selection of individual employees to be granted awards from among those eligible under the Stock Incentive Plan, and establishes the amount of such awards. The Company's nonemployee directors are automatically awarded shares of Common Stock on an annual basis pursuant to the Stock Incentive Plan. The Compensation Committee acted by written consent three times during 1997. Its members are Cortlandt S. Dietler, Drake S. Tempest and Michael B. Yanney. A Report of the Compensation Committee on Executive Compensation is set forth below.

    The Audit Committee oversees and monitors the Company's independent audit process and discharges its duties, responsibilities and functions according to a plan designed to provide assurance to the Board of Directors that the resources allocated to that process are adequate and utilized effectively. It is also charged with the responsibility for reviewing all related party transactions for potential conflicts of interest. The Audit Committee met five times and acted by written consent once during 1997. Its members are Jordan L. Haines, James H. Lee and William L. Britton.

    The Nominating Committee is responsible for, among other things, review of qualifications and recommendations for replacement and/or additional nominees to the Board of Directors, and recommendation of policies regarding directors to the Board. The Nominating Committee will not consider nominees recommended by security holders, and has not established any procedures for such recommendations. The members of the Nominating Committee are Philip F. Anschutz, William L. Dorn and Michael B. Yanney. The Nominating Committee acted by consent on one occasion in 1997.

    During 1997, each incumbent director of the Company, except Philip F. Anschutz and William L. Britton, attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of the Board of Directors on which they served.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors consists of Cortlandt
S. Dietler, Drake S. Tempest and Michael B. Yanney. The Executive Committee members are Robert S. Boswell, William L. Dorn, James H. Lee and Craig D. Slater. William L. Dorn is Chairman of the Board and Robert S. Boswell is President and Chief Executive Officer. During 1997 there were no compensation committee interlocks between the Company and any other entity. For a description of transactions with William L. Dorn and Robert S. Boswell, see "Transactions with Management and Others--Executive Severance Agreements".

DIRECTOR COMPENSATION

    Each director who is not an employee of the Company is compensated for services at the rate of $20,000 annually, and in addition, is paid a fee of $2,500 for attendance in person at each meeting or series of meetings of the Board of Directors. The Stock Incentive Plan provides for, among other things, the payment of a portion of directors' fees in stock. Half of the $20,000 annual amount is paid at each annual meeting of the shareholders of the Company in shares of Common Stock, determined by dividing $10,000 by the average of the fair market values of a share of Common Stock on the 20 consecutive trading days immediately preceding the date that is three trading days prior to the date of such meeting.

    All directors, whether employees or not, are reimbursed for all costs incurred by them in their capacities as directors, including the costs of attending directors' meetings and committee meetings. The nonemployee directors and the amounts and shares of Common Stock each received during 1997 as directors were: Philip F. Anschutz received $27,500, $10,000 of which was paid in the form of 753 shares for his services as a director. William L. Britton received $25,000, $10,000 of which was paid in the form of 753 shares for his services as a director. Richard J. Callahan received $8,750, $6,250 of which was paid in the form of 443 shares for his services as a director. Cortlandt S. Dietler received $27,500, 10,000 of which was paid in the form of 753 shares for his services as a director. Jordan L. Haines received $30,000, $10,000 of which was paid in the form of 753 shares for his services as a director. James H. Lee received $30,000, $10,000 of which was paid in the form of 753 shares for his services as a director. J. J. Simmons, III received $22,500, $5,000 of which was paid in the form of 376 shares for his services as a director. Craig D. Slater received $30,000, $10,000 of which was paid in the form of 753 shares for his services as a director. Drake S. Tempest received $30,000, $10,000 of which was paid in the form of 753 shares for his services as a director. Michael B. Yanney received $25,000, $10,000 of which was paid in the form of 753 shares for his services as a director. The payment of fees to directors for attendance at committee meetings was discontinued in February 1996, except that Mr. Lee receives $50,000 per year for his service on the Executive Committee, $25,000 of which was paid in the form of 1,658 shares in 1997. Mr. Lee's service consists of attendance at monthly meetings and his reviews of certain oil and gas exploration and development prospects.

EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding compensation earned during each of the Company's last three fiscal years by the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers (collectively, the "Named Executive Officers"), based on salary and bonus earned in 1997.

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION                  LONG TERM COMPENSATION AWARDS
                                        ---------------------------------------  -----------------------------------------
                                                                  OTHER ANNUAL    RESTRICTED    SECURITIES     ALL OTHER
                                                                  COMPENSATION       STOCK      UNDERLYING   COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR      SALARY($)    BONUS($)       ($)(1)      AWARDS($)(2)   OPTIONS(#)      ($)(3)
---------------------------  ---------  -----------  -----------  -------------  -------------  -----------  -------------
William L. Dorn ...........       1997   $ 306,261    $  32,500     $     -0-      $  32,500           -0-     $  17,935
  Chairman of the Board           1996     300,012      100,000           -0-            -0-       175,000        17,434
                                  1995     300,012       41,415         1,873            -0-           -0-        17,328

Robert S. Boswell .........       1997     303,402       57,500           -0-         57,500           -0-        17,535
  President and Chief             1996     287,868      177,000           -0-         24,500       250,000        16,605
  Executive Officer               1995     284,004       41,321         1,699            -0-           -0-        16,310

David H. Keyte ............       1997     206,253       37,500           -0-         37,500           -0-        10,313
  Executive Vice President        1996     200,004       62,500           -0-         46,403       127,000        10,000
  and Chief Financial             1995     165,000       32,113        21,619            -0-           -0-         8,250
  Officer

Forest D. Dorn ............       1997     171,670       25,000           -0-         25,000        40,000         9,950
  Senior Vice President--         1996     170,004       35,000           -0-         25,982        90,000         9,468
  Gulf Coast Region               1995     163,800       20,889        23,977            -0-           -0-         9,264

V. Bruce Thompson .........       1997     169,888       20,000           -0-         20,000        30,000         8,495
  Senior Vice President and       1996     168,864       37,500        26,725         27,844        40,000         8,443
  General Counsel                 1995     165,000       16,292           -0-            -0-           -0-         8,250

------------------------------

(1) The 1996 and 1997 totals do not include perquisites and other personal benefits because the value of these items did not exceed the lesser of $50,000 or 10% of reported salary and bonus of any of the Named Executive Officers, except for V. Bruce Thompson. The 1996 total includes the gift to Mr. Thompson of a Company-owned automobile valued at $25,751.

(2) The following Named Executive Officers received conditional grants of restricted stock in the following respective share amounts: William L. Dorn--200,000; Robert S. Boswell--400,000; David H. Keyte--250,000. The restricted stock was awarded on November 7, 1997, and is subject to a sliding scale condition and a two-year restriction on transferability. The condition is that the recipient receives shares only if prior to January 1, 1999 the highest average closing price of the Company's Common Stock during any 20 consecutive-trading-day period as reported on the New York Stock Exchange is at least $22.00 per share. The restricted stock will not be entitled to dividends or voting rights until the conditions have been met and the shares have been issued. The following are the incremental share awards achieved at various price levels (See "Report of the Compensation Committee on Executive Compensation--Short-Term Incentives"):

                                             NUMBER OF SHARES AWARDED
                                ---------------------------------------------------
STOCK PRICE LEVEL               WILLIAM L. DORN  ROBERT S. BOSWELL  DAVID H. KEYTE
------------------------------  ---------------  -----------------  ---------------
$22                                   60,000           100,000            70,000
 23                                   66,000           110,000            77,000
 24                                   73,000           122,000            85,000
 25                                   82,000           137,000            96,000
 26                                   93,000           155,000           108,000
 27                                  106,000           176,000           123,000
 28                                  131,000           218,000           153,000
 29                                  176,000           293,000           205,000
 30 or greater                       200,000           400,000           250,000

(3) The 1997 totals include (i) the Company's matching contribution to the Retirement Savings Plan in the following amounts: William L. Dorn--$8,000; Robert S. Boswell--$8,000; David H. Keyte--$6,786; Forest D. Dorn--$8,000;
    V. Bruce Thompson--

    $7,917, and (ii) the Company's matching contribution pursuant to deferred compensation agreements in the following amounts: William L. Dorn--$7,313; Robert S. Boswell--$7,170; David H. Keyte--$3,527; Forest D. Dorn--$584; V. Bruce Thompson-- $578. The 1997 totals also include the following amounts attributable to the term life portion of premiums paid by the Company pursuant to a split dollar insurance arrangement: William L. Dorn--$2,622; Robert S. Boswell--$2,365 and Forest D. Dorn-- $1,366. The remainder of the premium is not included and does not benefit the Named Executive Officers, because the Company has the right to the cash surrender value of the policy.

STOCK OPTION GRANTS DURING 1997

    The following table provides details regarding stock options granted to the Named Executive Officers in 1997. In addition, in accordance with rules of the Securities and Exchange Commission (the "SEC"), there are shown the hypothetical gains or "option spreads" that would exist for the respective options. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full term of the option. The Company does not have any outstanding SARs.

                          STOCK OPTION GRANTS IN 1997

                                                                                                         POTENTIAL REALIZABLE
                                                        INDIVIDUAL GRANTS                                  VALUE AT ASSUMED
                            -------------------------------------------------------------------------      ANNUAL RATES OF
                                                   % OF TOTAL                                                STOCK PRICE
                                 NUMBER OF           OPTIONS                                               APPRECIATION FOR
                                SECURITIES         GRANTED TO      EXERCISE                                OPTION TERM (3)
                            UNDERLYING OPTIONS      EMPLOYEES        PRICE           EXPIRATION        ------------------------
NAME                          GRANTED (#)(1)       IN 1997 (2)      ($/SH)              DATE             5% ($)      10% ($)
--------------------------  -------------------  ---------------  -----------  ----------------------  ----------  ------------
Forest D. Dorn............          40,000                9.2      $   17.50        November 11, 2007  $  440,226  $  1,115,620
V. Bruce Thompson.........          30,000                6.9          17.50        November 11, 2007     330,170       836,715

------------------------

(1) The options are subject to a four-year vesting schedule with 20% being exercisable at December 31, 1997. An additional 20% becomes exercisable on each succeeding anniversary of the date of grant.

(2) The percentage for each year is the amount granted to each of the Named Executive Officers as a percent of the total of each issuance granted to all employees.

(3) These amounts represent certain assumed rates of appreciation based on actual option term and annual compounding from the date of grant. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved. These numbers do not take into account provisions of the options providing for termination of the option following termination of employment, non-transferability or vesting.

STOCK OPTION EXERCISES AND YEAR-END STOCK OPTION VALUES

    The following table shows options exercised and value realized, and the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1997 and their values at such date.

                    AGGREGATED OPTION EXERCISES IN 1997 AND
            OUTSTANDING STOCK OPTION VALUES AS OF DECEMBER 31, 1997

                                                                 NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                                               OPTIONS AT 12/31/97 (#)         AT 12/31/97 ($)
                              SHARES ACQUIRED      VALUE      --------------------------  --------------------------
NAME                          ON EXERCISE (#)   REALIZED ($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
---------------------------  -----------------  ------------  -----------  -------------  -----------  -------------
William L. Dorn............            -0-              -0-       70,000        105,000    $ 285,000    $   427,500
Robert S. Boswell..........            -0-              -0-      100,000        150,000      360,000        540,000
David H. Keyte.............          2,500       $   17,500       48,300         76,200      176,575        284,550
Forest D. Dorn.............            -0-              -0-       36,000         86,000       92,000        201,000
V. Bruce Thompson..........            -0-              -0-       22,000         48,000       62,000         93,000

STOCK PERFORMANCE GRAPH

    The following graph compares the yearly percentage change in the cumulative total shareholder return on the Common Stock during the five years ended December 31, 1997 with the cumulative return on the S & P 500 Index and the Dow Jones Oil, Secondary Index. The Company believes that the Dow Jones Oil, Secondary Index is meaningful because it is an independent, objective view of the performance of other similarly sized energy companies. The graph assumes that $100 was invested in each category on the last trading day of 1992 and that dividends were reinvested.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                   12/92      12/93      12/94      12/95      12/96      12/97
Forest Oil                           100        137         71         88        111        104
S&P 500                              100        110        112        153        189        252
D.J. Oil Secondary                   100        111        107        124        153        163

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The goal of the Compensation Committee is to design the Company's executive compensation program to enable the Company to attract, retain and motivate executive personnel deemed necessary to maximize return to shareholders. The fundamental concept of the program is to align the amount of an executive's total compensation with his contribution to the success of the Company in creating shareholder value. The program has the following components:

    BASE SALARIES. The Compensation Committee believes that the Company should offer competitive base salaries to enable it to attract, motivate and retain capable executives. The Compensation Committee has in the past determined levels of base compensation using published compensation surveys for energy and similar sized companies and information obtained from compensation consultants. The Compensation Committee may or may not use such surveys or other information to determine levels of base compensation in the future.

    SHORT-TERM INCENTIVES. The Compensation Committee believes that the Company should offer short-term incentive compensation annually to reward the Company's executives for achieving certain predetermined corporate and individual performance objectives. The incentives may be awarded in the form of cash bonuses, restricted stock and stock options, or a combination of the foregoing.

    LONG-TERM INCENTIVES. The Compensation Committee believes that long-term compensation should comprise a substantial portion of each executive officer's total compensation. Long-term compensation provides incentives that encourage the executive officers to own and hold the Company's stock and tie their long-term economic interests directly to those of the Company's shareholders. Long-term compensation can be provided in the form of restricted stock or stock options.

    The Compensation Committee's duties include the annual review and approval of the compensation of the Chairman and the President and Chief Executive Officer, review and determination of individual elements of compensation for the Company's executive officers, review of the administration of long-term incentive plans for management and determining the terms and awards under the Stock Incentive Plan. The Executive Committee is responsible for determining the salaries for all officers except the Chairman and the President and Chief Executive Officer.

    The Compensation Committee has studied the limitation on the deductibility of compensation for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The restricted stock awards to William L. Dorn, Robert S. Boswell and David H. Keyte described below in "Short-Term Incentives" may exceed such limitation. Except for such awards, the Compensation Committee does not currently intend to award levels of compensation that result in such limitation. The Compensation Committee may authorize compensation in the future that results in amounts above the limit if it determines that such compensation is in the best interests of the Company. In addition, the limitation may affect the future grant of stock options.

    BASE SALARIES. In 1997, the Company adjusted base salaries of certain officers to reflect promotions and changes of responsibilities. Robert S. Boswell's base salary was increased to provide for a cost of living adjustment.

    SHORT-TERM INCENTIVES. In 1997, the Compensation Committee established individual annual performance goals for managers to earn short-term incentive compensation. Based on the attainment of certain of these goals, bonuses were awarded in March 1998; one half of the bonus was paid in restricted stock and one half was paid in cash to the Company's executive officers. The Compensation Committee intends to set new goals for 1998 and to continue to pay any earned bonus in cash and/or restricted stock or stock options. On November 7, 1997, in lieu of stock option grants for 1997 the Compensation Committee awarded conditional restricted stock awards to William L. Dorn, Robert S. Boswell and David H. Keyte. The awards were made pursuant to the Company's Stock Incentive Plan, which was approved by the Company's shareholders at the 1997 Annual Meeting. The conditional awards were for an aggregate of up to 850,000 shares of Common Stock. For the conditions to be met, the closing price of the Common Stock on the New York Stock Exchange must attain certain levels, starting at $22.00 per share, for a minimum of 20-consecutive-trading-days prior to January 1, 1999. The awards are conditional on a sliding scale from $22.00 per share to $30.00 per share. On November 6, 1997, the last sale price of the Common Stock as reported on the Nasdaq National Market was $17.875 per share. After that date through June 1, 1998, the highest closing price of the Common Stock on either the Nasdaq National Market or the New York Stock Exchange was $18 1/16 per share. For more information with respect to these grants, see the Summary Compensation Table in "Executive Compensation".

    LONG-TERM INCENTIVES. On November 11, 1997, the Compensation Committee awarded stock options for an aggregate of 453,000 shares at $17.50 per share to certain of the Company's executive officers and employees. No options were granted to William L. Dorn, Robert S. Boswell or David H. Keyte. See "Short-Term Incentives" above. On November 10, 1997, the last sale price of the Common Stock as reported on the Nasdaq National Market was $17.75 per share.

Date: June 5, 1998.

             EXECUTIVE COMMITTEE                            COMPENSATION COMMITTEE
----------------------------------------------  ----------------------------------------------
          William L. Dorn, Chairman                      Michael B. Yanney, Chairman
              Robert S. Boswell                                Drake S. Tempest
                 James H. Lee                                Cortlandt S. Dietler
               Craig D. Slater

PENSION PLAN

    The Company's Pension Plan is a qualified, non-contributory defined benefit plan. On May 8, 1991, the Board of Directors suspended benefit accruals under the Pension Plan effective as of May 31, 1991.

    The following table shows the estimated maximum annual benefits payable upon retirement at age 65 as a straight life annuity to participants in the Pension Plan for the indicated levels of average annual compensation and various periods of service, assuming no future changes in such plan:

                                                                            ESTIMATED MAXIMUM ANNUAL
                                                                              PENSION BENEFITS (2)
                                                                         -------------------------------
                                                                                YEARS OF SERVICE
                                                                         -------------------------------
REMUNERATION (1)                                                            10         20         30
-----------------------------------------------------------------------  ---------  ---------  ---------
$100,000...............................................................  $  36,846     48,060     53,400
 200,000...............................................................     73,692     96,120    106,800
 300,000...............................................................     79,282    103,412    114,902
 400,000...............................................................     79,282    103,412    114,902

------------------------

(1) For each Named Executive Officer, the level of compensation used to determine benefits payable under the Pension Plan is such officer's base salary for 1991.

(2) Normal retirement benefits attributable to the Company's contributions are limited under certain provisions of the Code to $130,000 in 1998, as increased annually thereafter for cost of living adjustments.

    The amount of the Company's contribution, payment or accrual in respect to any specified person in the Pension Plan is not and cannot readily be separately or individually calculated by the Pension Plan actuaries. Annual benefits at normal retirement are approximately 24% of average annual earnings (excluding bonuses) for any consecutive 60-month period which produces the highest amount, in the last 15 years prior to retirement, up to May 31, 1991, when benefit accruals ceased plus 21% of such earnings prorated over 20 years of credited service, and 1/2 of 1% of such earnings for each year of credited service in excess of 20, subject to certain adjustments for lack of plan participation. There is no Social Security offset. Such benefits are payable for life with a 10 year certain period, or the actuarial equivalent of such benefit.

    Because benefit accruals under the Pension Plan were suspended effective May 31, 1991, the years of credited service for the Named Executive Officers are as follows: William L. Dorn--20; Robert S. Boswell--2; David H. Keyte--4; Forest D. Dorn--14; and V. Bruce Thompson--0. The estimated annual accrued benefit payable, based on a life annuity benefit, upon normal retirement for each of such persons is: William L. Dorn--$50,429; Robert S. Boswell--$4,616; David H. Keyte--$5,097; and Forest D. Dorn-- $17,823. V. Bruce Thompson has no benefit under this plan because his employment commenced after benefit accruals were suspended.

    Certain participants in the Pension Plan have been prevented by the limits of the Code from receiving the full amount of pension benefits to which they would otherwise have been entitled. Such persons have had benefits credited to them under a Supplemental Retirement Plan, which together with the benefits payable under the Pension Plan, equaled the benefit to which they would have been entitled under the Pension Plan but for such Code limits. The Supplemental Retirement Plans for each participant were unfunded, non-qualified, non-contributory benefit plans. Benefits payable vest to the same extent as the Pension Plan benefits and are unsecured general obligations of the Company. Benefit accruals under these plans were suspended effective May 31, 1991 in conjunction with the suspension of benefit accruals under the Pension Plan. The additional annual accrued benefit payable, based on a life annuity benefit, upon normal retirement for each of such persons is: William L. Dorn--$3,788; Robert
S. Boswell--$463.

PRINCIPAL HOLDERS OF SECURITIES

    The Company currently has one class of voting securities outstanding. On April 30, 1998, there were 37,320,644 shares of Common Stock outstanding, with each such share being entitled to one vote.

    As of April 30, 1998 to the knowledge of the Board of Directors the only shareholders who owned beneficially more than 5% of the outstanding shares of Common Stock were:

                              NAME AND ADDRESS OF           AMOUNT AND NATURE OF  PERCENT OF
TITLE OF CLASS                 BENEFICIAL OWNERS            BENEFICIAL OWNERSHIP     CLASS
--------------------  ------------------------------------  --------------------  -----------
Common Stock(1)       The Anschutz Corporation                   17,086,475(2)          39.5%
                      2400 Qwest Tower
                      555 17th Street
                      Denver, Colorado 80202

                      Joint Energy Development                    3,680,000(3)           9.8%
                      Investments Limited Partnership
                      P.O. Box 1188
                      Houston, Texas 77251-1188

                      Crabbe Huson Group                          3,330,300              8.9%
                      121 S.W. Morrison, Suite 1400
                      Portland, Oregon 97204

                      Heartland Advisors, Inc.                    2,302,900              6.1%
                      790 North Milwaukee St.
                      Milwaukee, WI 53202

------------------------

(1) Based on Schedules 13D and 13G and amendments thereto filed with the SEC and the Company by the reporting person through April 30, 1998 and the amount of Common Stock outstanding on April 30, 1998.

(2) The shares indicated as beneficially owned by Anschutz include 5,950,000 shares to be issued pursuant to the 1998 Anschutz Transaction, and 1,587 shares owned by Philip F. Anschutz.

(3) Joint Energy Development Investments Limited Partnership ("JEDI") has agreed to not transfer 840,000 of its shares, except in limited circumstances, until after July 31, 1999.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

    TRANSACTIONS WITH ANSCHUTZ. For a description of transactions with Anschutz, see "The Anschutz Transaction--Background".

    OTHER TRANSACTIONS. The Company engaged the law firm of Bennett, Jones Verchere for legal services in 1997. William L. Britton, a Director of the Company, is a partner in such firm.

    During 1997, the Company participated with a 37.5% working interest in the drilling of an exploratory prospect in south Texas pursuant to an agreement with Triana Exploration Company ("Triana"). The initial well resulted in a successful completion in the Slick Sand. Triana is a joint venture managed by Lee, Hite & Wisda Ltd. ("LHW"), and in which LHW has an economic interest. James H. Lee, a director of the Company, is the managing partner of LHW. The Company reimbursed Triana for the acreage rental costs and technical data including seismic and administrative costs in the amount of $183,750. In addition, Triana is carried for a 15% working interest at payout. The Company participated in the prospect upon the same terms as other unrelated industry participants.

    RETIREMENT BENEFITS FOR FORMER EXECUTIVES AND DIRECTORS. In December 1990, in consideration of their many years of service, the Company entered into retirement agreements with the following seven executives and directors: Clayton G. Dorn, David F. Dorn, Richard B. Dorn, John
C. Dorn, Martha Dorn Bird, Herbert J. Warner and William F. Higie, collectively "the Retirees", pursuant to which the Retirees receive supplemental retirement payments in addition to the amounts to which they are entitled under the Company's retirement plan. In addition, the Retirees and their spouses are entitled to lifetime coverage under the Company's group medical and dental plans, tax and other financial services and payments by the Company in connection with certain club membership dues. The Company has also agreed to maintain certain life insurance policies in effect at December 1990 for the benefit of each of the Retirees. All of the Retirees have subsequently resigned as directors. Pursuant to the terms of the retirement agreements, the Retirees who cease to be a director (or his spouse) will be paid $2,500 a month until December 2000.

    The balance of the Company's obligation ($149,000) to Richard B. Dorn under a revised retirement agreement was paid in May 1997. The retirement agreements for the other six Retirees, one of whom, David F. Dorn, received in 1991 the payments scheduled to be made in 1999 and 2000, provide for supplemental retirement payments totaling approximately $970,000 per year in 1998 and approximately $770,000 per year in 1999 and 2000.

    EXECUTIVE SEVERANCE AGREEMENTS. The Company has entered into executive severance agreements (the "Executive Severance Agreements") with the following executive officers, in addition to the Named Executive Officers: Daniel L. McNamara, Joan C. Sonnen, Neal A. Stanley and Donald H. Stevens. The Executive Severance Agreements provide for severance benefits for termination without cause and for termination following a "change of control" of the Company. The Executive Severance Agreements provide that if an executive's employment is terminated either (a) by the Company for reasons other than cause or other than as a consequence of death, disability, or retirement, or (b) by the executive for reasons of diminution of responsibilities, compensation, or benefits or, in the case of a change of control, a significant change in the executive's principal place of employment, the executive will receive certain payments and benefits. In January 1998 the term of the Executive Severance Agreements was extended automatically until January 2000.

    In the case of termination of an executive's employment which does not occur within two years of a change of control, these severance benefits include (a) payment of the executive's base salary for a term of months equal to the whole number of times that the executive's base salary can be divided by $10,000, limited to 30 months (such amounts payable will be reduced by 50% if the executive obtains new employment during the term of payment) and (b) continued coverage of the executive and any of his or her dependents under the Company's medical and dental benefit plans throughout the payment term without any cost to the executive.

    If an executive's employment by the Company is terminated under the circumstances described above within two years after the date upon which a change of control occurs, the Company would be obligated to take the following actions after the last day of the executive's employment:

    (a) the Company will pay to the executive an amount equal to 2.5 times the executive's base salary;

    (b) the Company will permit the executive and those of his dependents who are covered under the Company's medical and dental benefit plans to be covered by such plans without any cost to the executive for a two-year period of time;

    (c) the Company will cause any and all outstanding options to purchase stock of the Company held by the executive to become immediately exercisable in full and cause the executive's accrued benefits under any non-qualified deferred compensation plans to become immediately non-forfeitable; and

    (d) if any payment or distribution to the executive, whether or not pursuant to such agreement, is subject to the federal excise tax on "excess parachute payments," the Company will be obligated to pay to the executive such additional amount as may be necessary so that the executive realizes, after the payment of any income or excise tax on such additional amount, an amount sufficient to pay all such excise taxes.

    The Executive Severance Agreements also provide that the Company will pay legal fees and expenses incurred by an executive to enforce rights or benefits under such agreements. Under the Executive Severance Agreements, a "change of control" of the Company would be deemed to occur if, (i) the Company is not the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company); (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company); (iii) the Company is dissolved and liquidated; (iv) any person or entity, including a "group" as contemplated by
Section 13(d)(3) of the Exchange Act (except Anschutz) acquires or gains ownership or control (including, without limitation, power to vote) of more than 40% of the outstanding shares of the Company's voting stock (based upon voting power); or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election cease to constitute a majority of the Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on its review of copies of such forms received by it and written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from January 1, 1997 to February 15, 1998, its officers, directors, and greater than 10% beneficial owners complied with all applicable filing requirements, except that Michael B. Yanney was late in filing one monthly report relating to one transaction.

                            THE ANSCHUTZ TRANSACTION

    At the Annual Meeting, the Company's shareholders will be asked to approve the 1998 Anschutz Transaction. Described below are all of the material factors the Company believes should be considered by the shareholders with respect to the 1998 Anschutz Transaction.

FAIRNESS OF 1998 ANSCHUTZ TRANSACTION; VOTE REQUIRED:

    The Company's Board of Directors considered the following factors in evaluating the fairness of the 1998 Anschutz Transaction: (i) the value of the properties to be acquired and their strategic importance to the Company, (ii) the reduced leverage achieved by issuing Common Stock as consideration for the properties to be acquired, (iii) the additional collateral available for the Company's bank credit facilities, (iv) an expected decrease of approximately 5% in the Company's aggregate depletion rate, and (v) the opinion of Morgan Stanley with respect to the 1998 Anschutz Transaction. Based on the foregoing, the Company's Board of Directors has determined that the transaction is fair to and in the best interests of shareholders other than Anschutz and its affiliates.

    The Company has received the opinion, from a financial point of view and based upon and subject to certain factors and assumptions set forth therein, of Morgan Stanley with respect to the 1998 Anschutz Transaction. A copy of the Morgan Stanley opinion is included in this Proxy Statement as Annex A.

    A majority of the votes represented at the Annual Meeting by shares of Common Stock entitled to vote (and held by persons other than Anschutz) is required for approval of the transactions contemplated by the 1998 Anschutz Agreement as described in this Proxy Statement.

SUMMARY OF 1998 ANSCHUTZ TRANSACTION:

    Pursuant to the 1998 Anschutz Transaction, the Company will issue to Anschutz 5,950,000 shares of Common Stock in exchange for certain oil and gas assets. The oil and gas assets include Anschutz' interests in the Anschutz Ranch East Field, certain Canadian properties and other international projects. See "Description of 1998 Anschutz Agreement" below.

    Therefore, based on the number of shares outstanding on April 30, 1998, pursuant to the 1998 Anschutz Transaction, Anschutz will increase its ownership from 30.7% to approximately 39.5% of the Common Stock. Anschutz is subject to a 40% ownership limitation that terminates on July 27, 2000 and is not applicable to acquisitions of shares approved by the Board of Directors, including a majority of independent directors, acquisitions following certain business combinations or tender offers, or acquisitions made after a third party acquires a greater number of shares than that held by Anschutz and its affiliates, or subject to acquisition by them. The shares issued pursuant to the 1998 Anschutz Transaction will be subject to the 40% ownership limitation. See "Shareholders Agreement" below.

    The last reported sales price of the Common Stock on the New York Stock Exchange Composite Tape was $13.00 on January 9, 1998, the last trading day prior to the public announcement of the agreement in principle between the Company and Anschutz with respect to the 1998 Anschutz Transaction, and was $14 1/16 on June 1, 1998. Between such dates the price ranged from a high of $16 to a low of $13. See "Description of 1998 Anschutz Agreement" below.

    The Company believes that this transaction will significantly reduce the Company's financial leverage, which was recently increased due to an acquisition of approximately $230,000,000 of assets in south Louisiana. One of the Company's primary goals is to reduce leverage. This transaction should reduce the Company's leverage ratio by approximately 5% on a pro forma basis as of March 31, 1998 as a result of issuing additional equity.

    The Company believes that the 1998 Anschutz Transaction will add approximately 86 Bcfe of estimated proved reserves. This represents an increase of approximately 16% in the Company's reserves as of December 31, 1997. This transaction will provide the Company with additional international opportunities, which will expand its international presence in areas the Company believes are consistent with its international strategy of investing in oil and gas regions in countries with generally stable political environments and favorable scenarios for exploration and production. See "Background" below. Anschutz will continue to be subject to voting restrictions on the shares it currently owns and the shares it would acquire in the 1998 Anschutz Transaction. Anschutz is required to vote all equity securities of the Company owned by Anschutz having voting power in excess of an amount equal to 19.99% of the aggregate voting power of the equity securities of the Company then outstanding in the same proportion as all other equity securities of the Company voted with respect to the matter (other than equity securities owned by Anschutz) are voted. Such limitations are not applicable in all situations. For example, Anschutz is allowed to vote its shares with respect to all matters with respect to which Anschutz may have liability under Section 16(b) of the Exchange Act, which provides the Company, as well as any of its shareholders acting on its behalf, with the right to recover from insiders (including affiliates such as Anschutz) any profits realized by them on certain "short-swing transaction" (any purchase and sale, or sale and purchase within a period of less than six months). For example, Anschutz could be exposed to such liability if it was required to dispose of its shares in a merger approved by other shareholders of the Company within six months of the execution of the Anschutz Agreement. This exception to the restrictions could result in Anschutz having a veto power over certain transactions between the Company and third parties such as a merger, which requires the approval of the holders of two-thirds of the outstanding Common Stock. See "-- Shareholders Agreement" below. It is unlikely that control of the Company could be transferred to a third party without Anschutz' consent and agreement. It is also unlikely that a third party would offer to pay a premium to acquire the Company without the prior agreement of Anschutz, even if the Board of Directors should choose to attempt to sell the Company in the future. Finally, the 40% ownership limitation on Anschutz' ownership terminates on July 27, 2000 and earlier under certain circumstances. Upon termination of the 40% limitation, Anschutz may have the ability to obtain effective control over the Company. See "--Shareholders Agreement" below.

    The risks to the Company and its shareholders of the 1998 Anschutz Transaction are those normally involved with the acquisition of oil and gas properties, including the accuracy of the assessments of recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors beyond the Company's control. Such assessments are necessarily inexact and their accuracy inherently uncertain. In connection with such assessments, the Company has performed a review of the properties to be acquired from Anschutz that it believes to be generally consistent with industry practices. Such review, however, will not have revealed all existing or potential problems nor will it permit the Company to have become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. No assurance can be given that the amount to be ultimately recovered from the oil and gas properties to be acquired from Anschutz will be of a value equal to or greater than the consideration paid.

BACKGROUND

    PRIOR ANSCHUTZ TRANSACTIONS. During 1995 and 1996, the Company consummated transactions with Anschutz and Joint Energy Development Investments Limited Partnership ("JEDI"), a Delaware limited partnership the general partner of which is an affiliate of Enron Corp.

    Pursuant to a purchase agreement between the Company and Anschutz (the "1995 Anschutz Agreement"), Anschutz purchased 3,760,000 shares of the Company's Common Stock and shares of preferred stock which were convertible into 1,240,000 additional shares of Common Stock for a total consideration of $45,000,000. In addition, Anschutz received a warrant that entitled it to purchase 3,888,888 shares of the Company's Common Stock for $10.50 per share (the "Anschutz Warrant"). The Anschutz Warrant was scheduled to expire July 27, 1998.

    Concurrent with the Anschutz investment, Forest and JEDI restructured JEDI's existing loan which had a principal balance of approximately $62,368,000. As a part of the restructuring, the existing JEDI loan balance was divided into two tranches: a $40,000,000 tranche, which bore interest at the rate of 12.5% per annum and was due and payable in full on December 31, 2000; and a tranche of approximately $22,400,000, which did not bear interest and was due and payable in full on December 31, 2002. JEDI also relinquished the net profits interest that it held in certain properties of the Company. In consideration, JEDI received a warrant (the "JEDI Warrant") that entitled it to purchase 2,250,000 shares of the Company's Common Stock for $10.00 per share.

    Also concurrent with the Anschutz investment, JEDI granted an option to Anschutz (the "Anschutz Option"), pursuant to which Anschutz was entitled to purchase from JEDI up to 2,250,000 shares of the Company's Common Stock at a purchase price per share equal to the lesser of (a) $10.00 plus 18% per annum from July 27, 1995 to the date of exercise of the option, or (b) $15.50. The Anschutz Option was scheduled to terminate on July 27, 1998. JEDI was to satisfy its obligations under the Anschutz Option by exercising the JEDI Warrant. The Company also agreed to use the proceeds from the exercise of the Anschutz Warrant to pay principal and interest on the $40,000,000 tranche of the JEDI loan.

    In December 1995, JEDI exchanged the $22,400,000 tranche and the JEDI Warrant for 1,680,000 shares of Common Stock (the "1995 JEDI Exchange"). Pursuant to the 1995 JEDI Exchange, the Company assumed JEDI's obligations under the Anschutz Option. Under the Anschutz Option, the Company was then obligated to issue shares directly to Anschutz that previously would have been issued to JEDI pursuant to the JEDI Warrant. On August 1, 1996, Anschutz exercised the Anschutz Option to purchase 2,250,000 shares of Common Stock for $26,200,000 or approximately $11.64 per share.

    On November 5, 1996, the Company exchanged 2,000,000 shares of Common Stock plus approximately $13,500,000 cash to extinguish approximately $43,000,000 tranche then owed to JEDI. In connection with this transaction, Anschutz acquired 1,628,888 shares of Common Stock by exercising a portion of the Anschutz Warrant to purchase 388,888 shares of Common Stock at $10.50 per share and by converting 620,000 shares of Forest's Second Series Preferred Stock into 1,240,000 shares of Common Stock. The term of the remaining Anschutz Warrant was extended to July 27, 1999.

    On August 28, 1997, Anschutz purchased 3,500,000 shares of Common Stock through the exercise of the Anschutz Warrant at an exercise price of $8.60 per share resulting in cash proceeds to the Company of $30,100,000. The reduction in exercise price offered to Anschutz reflected an approximate 10% present value discount computed to the warrant's expiration date of July 27, 1999. The exercise price was reduced in order to induce Anschutz to exercise the option approximately two years earlier than its expiration date in order to provide additional capital to the Company.

    In 1997, the Company farmed out to an affiliate of Anschutz a 50% interest in a prospect in the Gulf of Mexico. Pursuant to the farmout, and to earn such interest, Anschutz agreed to pay 50% of the Company's costs already incurred relating to the prospect and 66.67% of the dry hole drilling costs of an exploratory well on the prospect, such costs being limited to the lesser of the first $8,000,000 of gross dry hole costs or actual costs, any remaining costs will be split evenly. Anschutz participated in the prospect upon the same terms as other unrelated industry participants. The well on this prospect is currently drilling.

    1998 ANSCHUTZ TRANSACTION. In August 1997, management of the Company began discussions with management of Anschutz with respect to the acquisition by the Company of certain oil and gas properties held by Anschutz for Common Stock. In September 1997, the parties agreed that certain undeveloped international assets and producing Rocky Mountain assets would be reviewed to determine if both sides could agree upon a valuation. Over the course of the next several months, the Company's internal staff, as well as consultants hired by the Company, reviewed the technical aspects of the targeted assets. The consultants were the petroleum engineering firms of Malkewicz Hueni Associates, Inc. and Ryder Scott Company. Both firms evaluated the remaining reserves and economic value associated with Anschutz' interest in the Anschutz Ranch East Field (the principal producing asset included in the transaction comprising approximately 79% of the total value associated with the transaction). Certain assets, as to which the parties could not agree as to value, were eliminated from the targeted properties and a more intense evaluation was begun in November 1997. At the Company's Board meeting in November 1997 the Audit Committee, as well as the full Board, was advised of the discussion between management and Anschutz. Management advised the Board of their understanding of steps required to consummate a transaction with Anschutz if the Company and Anschutz could agree upon a valuation, and if the Board approved the transaction.

    In December 1997, management of the Company and Anschutz met again and continued discussions into January 1998. On January 9, 1998, the parties agreed in principle as to the number of shares that would be issued and the specific properties to be acquired. A press release was issued on January 12, 1998 announcing the agreement in principle. At the time the agreement in principle was reached, the parties agreed that the consummation of the transaction would be subject to due diligence by each party, the execution of a definitive agreement, the Company obtaining a fairness opinion from an independent financial advisor and the approval of the transaction by the Company's shareholders, other than Anschutz.

    The Company engaged Morgan Stanley & Co. Incorporated ("Morgan Stanley") as its financial advisor for the 1998 Anschutz Transaction. The Company agreed to pay Morgan Stanley a fee of $150,000 in connection with the delivery of its opinion to the Board of Directors, as well as to reimburse Morgan Stanley for its reasonable out-of-pocket expenses, including attorney's fees and indemnify Morgan Stanley for certain liabilities, including under the federal securities laws. Morgan Stanley made a preliminary presentation to the Company's Board of Directors on February 11, 1998. Prior thereto, the Board had been presented with a draft of the proxy material containing disclosures relating to the 1998 Anschutz Transaction and a draft of Morgan Stanley's Opinion. During the February 11, 1998 meeting Morgan Stanley described the methodology it planned to use in evaluating the proposed 1998 Anschutz Transaction, including, without limitation, the review of financial projections and internal asset valuations prepared by the Company's management, the review of certain engineering reports, and the preparation of discounted cash flow, contribution and other analyses. Three of the Company's directors who became directors under the Shareholders Agreement, Philip F. Anschutz, Craig D. Slater and Drake S. Tempest (the "Anschutz Directors"), were excused from that portion of the meeting at which the 1998 Anschutz Transaction was discussed. The Board of Directors, with the Anschutz Directors not present, adopted a resolution authorizing the Company to proceed to finalize a definitive agreement, prepare proxy materials with respect to the Annual Shareholders Meeting requesting approval for the 1998 Anschutz Transaction and authorizing the officers to take such other actions as may be necessary to finalize the acquisition of the Anschutz oil and gas properties.

    Management determined that the value of the properties ranged from $83,000,000 to $91,000,000 based on an economic analysis of the consulting petroleum engineering firms with respect to the Anschutz Ranch East Field and internal evaluations for the remaining assets to be acquired. The value of the cash and other assets to be received as part of the transaction was assumed to be approximately equal to the debt and other liabilities to be assumed. On January 6, 1998, the Company offered Anschutz 6,170,000 shares of Common Stock for the specific properties to be acquired. The closing price of the Common Stock as reported on the New York Stock Exchange on that date was $14.1875. On January 9, 1998, the date the agreement was reached, the closing price on the New York Stock Exchange was $13.00 per share. The original number of shares agreed to was subsequently reduced as described below.

    On February 24, 1998 and March 9, 1998, representatives of the Company and Anschutz met to discuss issues that had arisen in connection with the Company's due diligence. At the February 24, 1998, meeting two properties in the United States were excluded from the agreement and the number of shares of Common Stock to be issued to Anschutz was reduced to 5,950,000. The Board of Directors received the opinion of Morgan Stanley on March 17, 1998, a copy of which is attached to this Proxy Statement as Annex A. The Board of Directors (with the Anschutz Directors not attending or voting) approved a draft form of the definitive agreement on March 17, 1998 and authorized the Company to proceed with the 1998 Anschutz Transaction. The definitive agreement was entered into on April 6, 1998 (the "1998 Anschutz

Agreement"). The form of definitive agreement approved by the Board of Directors was substantially the same as the version entered into by the parties.

DESCRIPTION OF 1998 ANSCHUTZ AGREEMENT

    The 1998 Anschutz Agreement contemplates the acquisition by the Company of certain oil and gas properties from Anschutz. The properties will, with one exception, be acquired by the merger of the Anschutz subsidiaries that own such properties with newly-created subsidiaries of the Company or the acquisition of stock of such Anschutz subsidiaries. The transaction will be accounted for by the Company as a purchase. The 1998 Anschutz Agreement is effective as of January 1, 1998. Anschutz Ranch East Corporation ("AREC"), which owns the interests in the Anschutz Ranch East Unit, will receive a $31,000,000 capital contribution, subject to certain adjustments, from Anschutz prior to its merger with a Forest subsidiary. The Company presently intends to use the capital contribution, together with a portion of the cash held by AREC to repay in full certain nonrecourse debt of AREC.

    The 1998 Anschutz Agreement contains representations and warranties by the Company regarding corporate existence and power, authorization, approvals, binding effect, financial information, absence of certain changes or events, taxes, litigation, compliance with laws, employee matters, labor disputes and acts of God, capitalization, books and records, documents filed with the Securities and Exchange Commission, and fees for brokers and finders.

    The 1998 Anschutz Agreement also contains representations and warranties by Anschutz with respect to the subsidiaries and affiliates of Anschutz that own the properties to be acquired regarding corporate existence and power, authorization, approvals, binding effect, financial statements, absence of certain changes or events, taxes, litigation, compliance with laws, employee matters, labor disputes and acts of God, capitalization, books and records, contracts, brokers and finders, investment intent, title to the property, condition of the oil and gas properties, licenses, environmental matters, and insurance. The 1998 Anschutz Agreement contains a disclaimer by the Company and Anschutz which generally disclaims liability for representations, warranties, statements or communications made prior to the closing, except as specifically set forth in the 1998 Anschutz Agreement or agreements delivered in connection therewith, and specifically disclaims certain other enumerated representations and warranties.

    The 1998 Anschutz Agreement also contains covenants by Anschutz, including affirmative covenants and negative covenants regarding the conduct of the businesses of the subsidiaries to be acquired and the operation of the properties to be acquired, as well as agreements by Anschutz to cooperate with the Company for up to 180 days following the closing to ensure a smooth transition of ownership and operation of the properties and for a period of one year to notify the Company of, and offer the Company the opportunity to participate in, certain investment opportunities within a limited area of mutual interest.

    Anschutz has also agreed that prior to closing it will provide the Company with access to information concerning the properties to be acquired, notify the Company of any notice or other event relating to the oil and gas properties, pay all costs and expenses incurred with respect to contracts relating to the properties to be acquired, keep in full force and effect all present insurance policies or other comparable insurance coverage, and use its best efforts to obtain all consents, approvals and waivers required to consummate the traansactions contemplated by the Anschutz Agreement. In addition, Anschutz has agreed to not take certain actions regarding the properties to be acquired with respect to certain day-to-day operational matters or the incurrence of debt. Anschutz has also agreed to not solicit any inquiries with respect to any additional transactions with respect to the properties to be acquired.

    The 1998 Anschutz Agreement also contains mutual indemnifications, including indemnifications with respect to taxes.

    The respective obligations of the Company and Anschutz to consummate the transactions contemplated by the 1998 Anschutz Agreement are subject to the receipt by each party of certain closing certificates and the satisfaction of certain conditions, including the following: (i) the representations and warranties of the other party contained in the 1998 Anschutz Agreement shall, except for such changes as are contemplated by the 1998 Anschutz Agreement, be true and correct on and as of the closing date with the same effect as though such representations and warranties had been made on and as of such date; (ii) each and all of the covenants and agreements of the other party to be performed on or before the closing date pursuant to the terms of the 1998 Anschutz Agreement shall have been performed and satisfied in all material respects; (iii) all required approvals shall have been obtained; (iv) no action shall be pending or, to the knowledge of the Company or Anschutz, threatened against either such party or one or more of its affiliates, that restricts in any material respect or prohibits the consummation of the transactions contemplated by the 1998 Anschutz Agreement; (v) the consummation of the transactions contemplated by the 1998 Anschutz Agreement shall not violate any order, decision, ruling or decree of any governmental entity having competent jurisdiction over the transactions contemplated by the 1998 Anschutz Agreement or require any material action on the part of the other party or any of its affiliates; and (vi) all adjustments to the $31,000,000 to be contributed to AREC shall not exceed certain amounts set forth in the 1998 Anschutz Agreement.

    The obligations of the Company to consummate the transactions contemplated by the 1998 Anschutz Agreement are further subject to the fulfillment of the following conditions: (a) since the date of the 1998 Anschutz Agreement, neither the directly acquired assets nor any acquired Anschutz subsidiary (or their assets) shall have suffered a material adverse effect, and the Company shall not have discovered or otherwise become aware of any condition, event, fact or circumstance that could be reasonably expected to have such a material adverse effect; and (b) the Company shall have received an opinion from Morgan Stanley that the consideration to be received by the Company is fair to the Company from a financial point of view.

    In connection with the 1995 Anschutz Agreement the Company entered into a Shareholders Agreement and a Registration Rights Agreement with Anschutz. See "--Shareholders Agreement" below. Pursuant to the Registration Rights Agreement the Company agreed to register pursuant to the Securities Act of 1933, as amended (the "Securities Act"), any Common Stock acquired by Anschutz in connection with the 1995 Anschutz Agreement. Anschutz has the right to demand such registration on four separate occasions and will have certain "piggy-back" registration rights with respect to Company registrations. The Company will bear the cost of any registration pursuant to the Registration Rights Agreement. The Shareholders Agreement and the Registration Rights Agreement will be amended in connection with the 1998 Anschutz Agreement to subject the shares of Common Stock to be acquired by Anschutz to the transfer restrictions contained in the Shareholders Agreement and to entitle such shares to the benefits of the Registration Rights Agreement.

    The 1998 Anschutz Agreement also contains a covenant by the Company that it will amend the Rights Agreement dated as of October 14, 1993 between the Company and ChaseMellon Shareholder Services, as Rights Agent, (the "Rights Agreement") with respect to the transactions contemplated by the 1998 Anschutz Agreement. The amendment of the Rights Agreement will exempt from the provisions of the Rights Agreement shares of Common Stock acquired by Anschutz pursuant to the 1998 Anschutz Agreement. The amendment to the Rights Agreement will not exempt other shares of Common Stock acquired by Anschutz from the provisions of the Rights Agreement. In the amendment, the Company will agree to waive the provisions of the Rights Agreement with respect to Anschutz if, and to the same extent, it waives such provisions with respect to any other person. A similar amendment was entered in connection with the 1995 Anschutz Transaction.

SHAREHOLDERS AGREEMENT

    In connection with the 1995 Anschutz Transaction, Anschutz entered into a Shareholders Agreement with the Company providing for certain voting and other limitations regarding its shares of Common Stock until the earlier of (i) July 27, 2000 and (ii) the first day on which the sum of the number of shares of

Common Stock owned by Anschutz and its affiliates and any shares of Common Stock subject to acquisition by Anschutz and its affiliates (regardless of any conditions or restrictions on such rights) is less than 20% of the total of all shares of Common Stock issued and outstanding and subject to issuance (regardless of any conditions or restrictions on such rights). The Shareholders Agreement requires the Company to, among other things, except as otherwise approved by the Board of Directors, including a majority of the Independent Directors (as defined below), or by vote of the holders of two-thirds of the shares of Common Stock then issued and outstanding (in which Anschutz Excess Securities (as defined below) are voted in accordance with the restrictions contained in the Shareholders Agreement) (a) fix the number of directors of the Company at ten, who are to be three persons selected by Anschutz (the "Anschutz Designees"), two persons who are officers of the Company and five persons unaffiliated with Anschutz who are not and have not been at any time during the preceding two years an officer or employee of the Company or a director, officer or employee of a beneficial owner of 5% or more of the shares of Common Stock then issued and outstanding or an affiliate of such beneficial owner ("Independent Directors"), (b) appoint an Anschutz Designee chosen by Anschutz to each of the Executive Committee, the Compensation Committee and the Audit Committee (or committees having similar functions) of the Board of Directors,
(c) appoint a Nominating Committee composed of three directors, one of whom shall be an Anschutz Designee, one of whom shall be an officer of the Company and one of whom shall be an Independent Director, (d) require that nominees to the Board of Directors other than the Anschutz Designees shall be selected by a vote of at least two members of the Nominating Committee, of whom one shall be an Independent Director, (e) if any Anschutz Designee shall cease to be a director for any reason, fill the vacancy resulting thereby with an Anschutz Designee and (f) call meetings of the Board of Directors and committees thereof upon the written request of any Anschutz Designee who is a director.

    The Shareholders Agreement also contains a limit on voting that would require Anschutz to vote all equity securities of the Company having voting power in excess of an amount equal to 19.99% of the aggregate voting power of the equity securities of the Company then outstanding (the "Anschutz Excess Securities") in the same proportion as all other equity securities of the Company voted with respect to the matter (other than equity securities held by Anschutz) are voted, except that Anschutz may vote the Anschutz Excess Securities without restriction (a) for the election of the permitted number of Anschutz Designees, (b) with respect to all matters with respect to which Anschutz may have liability under Section 16(b) of the Exchange Act (unless the Company has obtained a final judgment to the effect that Anschutz will have no such liability) and (c) with respect to other matters as approved by the Board of Directors, including a majority of Independent Directors.

    The exception with respect to Section 16(b) of the Exchange Act could have the effect of permitting Anschutz to vote the Anschutz Excess Securities without restriction in connection with a proposed merger of the Company with a third party, which merger had been approved by the Board of Directors (regardless of how the directors appointed by Anschutz might vote on such merger). Depending upon its percentage ownership, if permitted to vote the Anschutz Excess Securities, Anschutz could have a veto power over certain transactions between the Company and third parties such as a merger which requires the approval of the holders of two-thirds of the outstanding Common Stock.

    The Shareholders Agreement also contains an agreement on the part of Anschutz not to transfer the beneficial ownership of any of its shares of Common Stock, except (a) in a public offering of Common Stock pursuant to a registration statement effective under the Securities Act, (b) to a person or Group (as defined in Section 13(d)(3) of the Exchange Act) who represents that it will then beneficially own 9.9% or less of the total number of shares of Common Stock then issued and outstanding and those subject to issuance (even if then subject to conditions or restrictions), (c) to a person or Group who will then beneficially own more than 9.9% but less than 20% of the total number of shares of Common Stock issued and outstanding and those subject to issuance (even if then subject to conditions or restrictions) if such person or Group assumes by written instrument satisfactory to both Anschutz and the Company the transfer restrictions previously applicable to Anschutz, (d) any transfer approved by the Board of

Directors, including a majority of the Independent Directors, which approval shall not be unreasonably withheld with respect to a transfer to any person or Group who represents that it will then beneficially own more than 9.9% and less than 20% of the total number of shares of Common Stock issued and outstanding and those subject to issuance (even if then subject to conditions or restrictions), (e) a transfer in connection with certain business combination transactions or tender or exchange offers, upon the liquidation or dissolution of the Company or as effected by operation of law and (f) the pledge or grant of a security interest in certain cases.

    The Shareholders Agreement also provides that Anschutz will neither alone, nor through or with its affiliates, acquire shares of Common Stock which, when combined with shares of Common Stock then owned by Anschutz and its affiliates, would result in Anschutz beneficially owning 40% or more of the shares of Common Stock then issued and outstanding, except that such restriction shall not apply to (i) acquisitions following a business combination transaction that (A) has been approved by the Board of Directors (including a majority of the Independent Directors) or by the holders of two-thirds of the shares of Common Stock voted with respect to such transaction in which Anschutz Excess Securities are voted in accordance with the Shareholders Agreement) and (B) results in the beneficial ownership by any person or Group of 20% or more of the shares of Common Stock then issued and outstanding (or if all or any part of the shares of Common Stock are changed into or exchanged for shares of capital stock of any other person, 20% of such issued and outstanding shares), (ii) acquisitions following the commencement of a tender or exchange offer made by any person or Group (other than and not including Anschutz or an affiliate of, or any person acting in concert with, Anschutz) to acquire beneficial ownership of 40% or more of the shares of Common Stock then issued and outstanding, (iii) acquisitions after any person or Group (other than and not including an affiliate of Anschutz) shall own beneficially shares of Common Stock which exceed the sum of the number of shares of Common Stock then owned by Anschutz and its affiliates plus the number then subject to acquisition upon the conversion, exercise or exchange by Anschutz and its affiliates of equity securities of the Company or other rights then owned (whether or not subject to restrictions or conditions) and (iv) acquisitions approved by the Board of Directors, including a majority of Independent Directors. If Anschutz' percentage ownership were diluted by future increases in the outstanding Common Stock, the 40% restriction on Anschutz' ownership would not preclude Anschutz from acquiring shares of Common Stock in the open market up to the 40% level, regardless of Anschutz' ability to exercise warrants or options or to convert the New Convertible Preferred Stock.

    The Shareholders Agreement also provides that the Company will not take or recommend to its shareholders any action which would impose on Anschutz or its affiliates any limitations on their legal rights, other than those imposed by the express terms of the Shareholders Agreement, and that the Company will not take any action that will or may, directly or indirectly, result in Anschutz or any affiliate having liability under Section 16(b) of the Exchange Act with respect to securities acquired pursuant to the 1995 Anschutz Agreement. The Company has the right to seek a declaratory judgment as to whether any action described in the preceding sentence or the provisions with respect to the limitations on the voting of the Anschutz Excess Securities on a matter shall be effective and in doing so whether Anschutz will have Section 16(b) liability with respect to such matters. The Shareholders Agreement also provides that the voting restrictions on the Anschutz Excess Securities, and the transfer restrictions and the cap on purchases of Common Stock by Anschutz in excess of 40%, shall no longer apply if any of the Anschutz Designees are not elected to the Board of Directors (and Anschutz and its affiliates voted all the shares of Common Stock owned by them in favor of such election) or one or more directors who are Anschutz Designees are not appointed to the Committees as provided in the Shareholders Agreement (and the directors who are Anschutz Designees voted in favor of such appointment).

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE TRANSACTIONS CONTEMPLATED BY THE 1998 ANSCHUTZ TRANSACTION AS DESCRIBED IN THIS PROXY STATEMENT.

    The persons named in the enclosed proxy, who have been so designated by the Board of Directors, intend to vote for the proposal described above unless otherwise instructed in the proxy. The Company believes that the members of the Board of Directors and the senior management of the Company intend to vote or direct the vote of all shares of Common Stock of which they have beneficial ownership in favor of this proposal.

DESCRIPTION OF ANSCHUTZ PROPERTIES

    The principal oil and gas asset to be acquired is an interest in the Anschutz Ranch East Unit in Utah and Wyoming. In addition, the Company will acquire all of Anschutz' Canadian oil and gas assets, primarily comprised of approximately 170,000 net acres of undeveloped land. The Company will also acquire certain of Anschutz' international oil and gas assets comprised of 13 international projects encompassing approximately 11,000,000 net acres of undeveloped land. For further information, see the Condensed Pro Forma Combined Financial Statements of Forest Oil Corporation and related notes thereto and Statement of Oil and Gas Revenue and Direct Lease Operating Expense of the Anschutz Ranch East Field and related notes thereto, all included in Annex B hereto.

    ANSCHUTZ RANCH EAST UNIT. The Anschutz Ranch East Unit is located in the Rocky Mountain region along the overthrust area bordering between Uinta County, Wyoming and Summit County, Utah. There are approximately 80.8 Bcfe of proved reserves associated with the Anschutz Ranch East Unit, of which 48% is natural gas and 52% is oil and natural gas liquids. The Anschutz Ranch East Unit consists of 38 gross and six net wells.

    The Anschutz Ranch Field was discovered in 1979, and has been the target of a pressure maintenance project since 1982. Currently, there are 36 producing wells and the field is producing 400 Mmcf/day of wet gas, of which an average of 190 Mmcf/day is sold. In addition to the gas, the field produces 6,000 bbl/day of condensate, 20,000 bbl/day of gas liquids, and 5,500 bbl/day of water. The Company will acquire a 43% working interest (WI) (35.5% net revenue interest
(NRI)) in the East Lobe structure of the field and a 10% WI (8% NRI) in the West Lobe structure. This field is operated by Amoco.

    Anschutz Ranch East is a large unit, encompassing the 'west lobe' and the 'east lobe' structures which comprise the field. These asymmetric folds are located along the leading edge of the Absaroka Thrust, with the Nugget in the east lobe juxtaposed vertically against the underlying Cretaceous source rocks. Hydrocarbons generated and migrated from these Cretaceous rocks upward into the Nugget reservoir, filled the east lobe, and spilled into the western lobe, which is high structurally to the east lobe. The primary producing reservoir is the Jurassic Nugget sandstone, locally divided into three members. Production has been primarily gas, with sweet retrograde condensate, which has necessitated a pressure maintenance program in the larger, west lobe of the field.

    The following table summarizes the estimates of the reserves of Anschutz Ranch East as of December 31, 1997, and the related present value of estimated future net revenues before income taxes at such date. All of the reserves are classified as proved developed producing.

                                                                          AS OF DECEMBER 31,
                                                                                 1997
                                                                        ----------------------
Oil and natural gas liquids (BBLS)....................................           6,892,000
Natural gas (MCF).....................................................          36,285,000
Total reserves (MCFE).................................................          77,637,000
Future net cash flow before income taxes..............................      $   94,013,000
Future net cash flow before income taxes,
  Discounted at 10%...................................................      $   63,371,000

    The present value of estimated future net revenues before income taxes (discounted at 10%) as of December 31, 1997 was determined using the weighted average sales prices of $9.80 per Bbl of liquids and $1.92 per Mcf of gas.

    In accordance with applicable requirements of the Commission, these estimates of the proved reserves and future net revenues of Anschutz Ranch East were made using oil and natural gas sales prices estimated to be in effect as of the date of such reserve estimates and were held constant throughout the life of the properties (except to the extent a contract specifically provides for escalation). Estimated quantities of proved reserves and future net revenues therefrom are affected by oil and natural gas prices, which have fluctuated widely in recent years. There are numerous uncertainties inherent in estimating oil and natural gas reserves and their estimated values, including many factors beyond the control of the producer. The foregoing reserve data represents only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretation and judgment. As a result, estimates of different engineers may vary. In addition, estimates of reserves are subject to revision based upon actual production, results of future development and exploration activities, prevailing oil and natural gas prices, operating costs and other factors, which revisions may be material. Accordingly, reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they are based.

    CANADIAN ASSETS. The Canadian assets are located in Lake Erie, Ontario and in West-central Alberta. The Lake Erie assets include proved reserves and a significant undeveloped land position. In the western basin of Lake Erie, Anschutz drilled an exploratory well in 1997 and discovered gas. Anschutz is the operator and holds a 50% working interest. This well is currently producing sour gas. A total of four exploratory wells were drilled during 1997; however, the other three were dry. An eight well development program has been initiated to follow up the discovery. It is estimated that of the 5,139,000 Mcfe of estimated total proved reserves in this development program, 11% are proved developed producing and 89% are proved undeveloped. A number of additional exploratory prospects have been seismically identified on the 302,406 gross (151,203 net) undeveloped acres located in the lake. Currently, only the Canadian side of Lake Erie is open for exploration and development. The portion of the lake in the United States is not available for oil and gas exploration activities at this time. Only production of natural gas is allowed in Lake Erie--the exception to this is oil production taken from the lake by directionally drilled wells located onshore and drilled out under Lake Erie.

    In West-central Alberta, an interest in 26,095 gross acres (11,719 net) will be acquired. Pan East Petroleum Corporation is the operator of the joint venture covering this exploration play. This play is in the initial stages of evaluation and development.

    INTERNATIONAL OPPORTUNITIES. Thirteen international concessions, rights or agreements (the "International Projects") held by or under negotiation with Anschutz will be acquired. The International Projects cover over 11,000,000 net undeveloped acres. The package will provide Forest with an entree into the international oil and gas arena. The International Projects are in Albania, Austria, Germany, Italy, Romania, Sicily, South Africa, Spain, Switzerland, Thailand and Tunisia. Forest intends to further develop the prospects and may elect to promote them out thereby reducing its working interest while maintaining exposure to the most attractive opportunities.

    PRODUCTION, AVERAGE SALES PRICES AND PRODUCTION COSTS PER UNIT OF PRODUCTION. The following table sets forth the average sales prices per MCF of natural gas and per barrel of liquids and the average production cost per equivalent unit of production for the years ended December 31, 1997, 1996, and 1995 for Anschutz Ranch East. There was no significant production in 1997, 1996 or 1995 from any of the Anschutz Properties:

                                                                               1997       1996       1995
                                                                             ---------  ---------  ---------
Average Sales Prices:
  Natural Gas
    Total Production (MMCF)................................................      7,161      7,064      6,238
    Average sales price (per MCF)..........................................  $    1.89       1.31       1.12
  Liquids
    Total Production (MBBLS)...............................................        823        875        868
    Average sales price (per BBL)..........................................  $   12.79      13.26       9.76
Average production cost (per MCFE)(1)......................................  $     .33        .28        .62

------------------------

(1) Production costs were converted to common units of measure using a conversion ratio of one barrel of oil to six MCF of natural gas. Such production costs exclude all depreciation, depletion and amortization with property and equipment.

    DEVELOPED AND UNDEVELOPED ACREAGE. The following is the acreage of the Anschutz Properties at December 31, 1997.

                                                                      DEVELOPED ACREAGE(1)
                                                                                               UNDEVELOPED ACREAGE(2)
                                                                     ----------------------  --------------------------
                                                                      GROSS(3)     NET(4)      GROSS(3)       NET(4)
                                                                     -----------  ---------  ------------  ------------
  United States:
    Rocky Mountains................................................       7,204         963       --            --
  Canada:
    Alberta........................................................      --          --            26,095        11,719
    Ontario........................................................      10,710       5,355       302,406       151,203
  International:
    Spain..........................................................      --          --           600,000       600,000
    Germany........................................................      --          --         1,369,775     1,369,775
    Romania........................................................      --          --           766,900       766,900
    Albania (3 blocks).............................................      --          --         1,113,185       333,956
    Italy - Southern Alps..........................................      --          --           233,855        70,157
    Italy - Central Appenines......................................      --          --           651,923       531,923
    Sicily - Offshore..............................................      --          --           111,000       111,000
    Tunisia........................................................      --          --         2,520,420     2,520,420
    South Africa...................................................      --          --         4,571,000     4,113,900
    Thailand.......................................................      --          --           730,675       730,675
                                                                     -----------  ---------  ------------  ------------
Total acreage at December 31, 1997.................................      17,914       6,318    12,997,234    11,311,628

------------------------

(1) Developed acres are those acres which are spaced or assigned to productive wells.

(2) Undeveloped acres are considered to be those acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil or natural gas, regardless of whether such acreage contains proved reserves. It should not be confused with undrilled acreage held by production under the terms of a lease.

(3) A gross acre is an acre in which a working interest is owned. The number of gross acres is the total number of acres in which a working interest is owned.

(4) A net acre is deemed to exist when the sum of the fractional ownership working interests in gross acres equals one. The number of net acres is the sum of the fractional working interests owned in gross acres expressed as whole numbers and fractions thereof.

PRO FORMA CAPITALIZATION

    The following table sets forth (i) the historical capitalization of the Company as of March 31, 1998, and (ii) pro forma capitalization of the Company giving effect to the issuance to Anschutz of 5,950,000 shares of Common Stock, the assumption of $44,000,000 principal amount of 8.5% Senior Notes associated with the Anschutz Ranch East Field and the use of $31,000,000 of cash received in the Anschutz Transaction to repay a portion of Forest's U.S. Credit Facility.

                                                                                             MARCH 31, 1998
                                                                                       ---------------------------
                                                                                             (IN THOUSANDS)
                                                                                               (UNAUDITED)
                                                                                       HISTORICAL    PRO FORMA(1)
                                                                                       -----------  --------------
Long term debt, including current portion:
  U.S. Credit Facility...............................................................  $   227,300        196,300
  Canadian Credit Facility...........................................................      --             --
  Saxon Credit Facility..............................................................       27,157         27,157
  8 1/2% Senior Notes................................................................      --              44,000
  8 3/4% Senior Subordinated Notes...................................................      199,974        199,974
  11 1/4% Senior Subordinated Notes..................................................        8,676          8,676
  Production payment obligation......................................................        9,966          9,966
                                                                                       -----------  --------------
    Total long-term debt, including current portion..................................      473,073        486,073
Minority interest(2).................................................................       12,927         12,927

Shareholders' equity:
  Common Stock, par value $.10 per share, ...........................................        3,732          4,327
    issued and outstanding:(3)
    37,320,644 shares historical and
    43,270,644 shares pro forma
  Capital surplus....................................................................      503,058        570,028
  Accumulated deficit................................................................     (224,463)      (224,463)
  Accumulated other comprehensive loss...............................................       (7,017)        (7,017)
                                                                                       -----------  --------------
    Total shareholders' equity.......................................................      275,310        342,875
                                                                                       -----------  --------------
Total capitalization.................................................................  $   761,310        841,875
                                                                                       -----------  --------------
                                                                                       -----------  --------------

------------------------

(1) Reflects the issuance to Anschutz of 5,950,000 shares of Common Stock in exchange for certain oil and gas assets in the 1998 Anschutz Transaction, the assumption of $44,000,000 principal amount of 8.5% Senior Notes associated with the Anschutz Ranch East Field and the use of $31,000,000 of cash received in the transaction to repay a portion of Forest's U.S. Credit Facility.

(2) Represents a 35% minority economic interest in Saxon.

(3) Does not include a total of 1,933,060 shares reserved for issuance upon exercise of outstanding stock options.

OPINION OF FINANCIAL ADVISOR TO THE COMPANY

    On March 17, 1998, Morgan Stanley delivered its oral opinion, which it subsequently confirmed in writing (the "Morgan Stanley Opinion"), to the Company's Board to the effect that, as of such date, and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid by the Company pursuant to the 1998 Anschutz Agreement, as set forth in the draft thereof dated March 10, 1998 (the "Draft 1998 Anschutz Agreement") was fair from a financial point of view to the Company.

    THE FULL TEXT OF THE MORGAN STANLEY OPINION DATED MARCH 17, 1998, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE MORGAN STANLEY OPINION, IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. THE MORGAN STANLEY OPINION WAS PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE COMPANY'S BOARD IN CONNECTION WITH ITS CONSIDERATION OF THE TRANSACTIONS CONTEMPLATED BY THE 1998 ANSCHUTZ AGREEMENT, AS SET FORTH IN THE DRAFT 1998 ANSCHUTZ AGREEMENT (THE "1998 ANSCHUTZ TRANSACTION"). SUCH OPINION ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE PAID BY THE COMPANY AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF THE COMPANY'S COMMON STOCK AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE ANNUAL MEETING. THE SUMMARY OF THE MORGAN STANLEY OPINION SET FORTH HEREIN IS QUALIFIED BY THE FULL TEXT OF SUCH OPINION, AND THE COMPANY'S SHAREHOLDERS ARE URGED TO READ THE MORGAN STANLEY OPINION IN ITS ENTIRETY.

    For purposes of its opinion, Morgan Stanley has:

    (i) reviewed certain publicly available financial statements, the Company's Offering Memorandum dated January 28, 1998 with respect to $75 million of 8 3/4% Senior Subordinated Notes due 2007, 1998 Series, and other information of the Company;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by management of the Company;

   (iii) reviewed certain internal financial statements and other financial and operating data prepared by the management of Anschutz concerning the oil and gas assets (the "Assets") to be acquired pursuant to the 1998 Anschutz Agreement, as set forth in the Draft 1998 Anschutz Agreement;

    (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

    (v) discussed the past and current operations and financial condition and the prospects of the Assets with senior executives of the Company and Anschutz;

    (vi) analyzed certain financial projections with respect to the Company and the Assets prepared by the management of the Company;

   (vii) analyzed the pro forma impact of the consummation of the 1998 Anschutz Transaction on the Company's earnings per share, cash flow per share, consolidated capitalization and financial ratios;

  (viii) reviewed the reported prices and trading activity for the Company's Common Stock;

    (ix) compared the financial performance of the Company and the Assets and the prices and trading activity of the Company's Common Stock with that of certain other comparable publicly-traded companies and their securities;

    (x) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

    (xi) reviewed the estimates of the Company's 1997 year-end domestic proved reserves prepared by the Company's reserve engineers (of which the major producing oil and gas properties were reviewed by Ryder Scott Company), estimates of Canadian Forest Oil, Ltd.'s (a wholly-owned subsidiary of the Company) 1997 year-end proved reserves prepared by McDaniel & Associates Consultants Ltd., estimates of Saxon Petroleum Inc.'s (a 66%-owned subsidiary of the Company) 1997 year-end proved reserves prepared by Fekete Associates, Inc. and estimates of 1997 year-end proved reserves for LLOG prepared by the Company's internal engineers;

   (xii) reviewed the estimates of 1997 year-end proved reserves for certain of the Assets prepared by Ryder Scott Company and an evaluation of same prepared by Malkewicz Hueni Associates, the Company's independent reserve engineers, relating to the Assets;

  (xiii) reviewed the terms of the Draft 1998 Anschutz Agreement and certain related documents; and

   (xiv) performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

    Morgan Stanley assumed and relied without independent verification upon the accuracy and completeness of the information reviewed by it for purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and the Assets. Morgan Stanley did not make any independent valuation or appraisal of the assets and liabilities of the Company or the Assets; however, Morgan Stanley has reviewed the reserve reports referred to in clauses (xi) and (xii) above and has relied, without independent verification, upon such reports for the purposes of its opinion. In addition, Morgan Stanley assumed, with the Company's consent, that the consummation of the 1998 Anschutz Transaction will not result in a change of control of the Company. Morgan Stanley also assumed that the final form of the Anschutz Agreement would be substantially similar to the last draft reviewed by Morgan Stanley dated March 10, 1998. The Morgan Stanley Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of such opinion.

    The following is a summary of the material financial analyses used by Morgan Stanley in connection with providing the Morgan Stanley Opinion.

        1. DISCOUNTED CASH FLOW ANALYSIS. Morgan Stanley used a discounted cash flow analysis to calculate the pre-tax present value of future cash flows that certain of the Assets could be expected to generate for the ten years ended 2007 based upon oil and natural gas spot price forecasts under four pricing scenarios and the reserve reports prepared by Ryder Scott Company and Company management, and added to such value the approximate value of the undeveloped acreage included in the Assets.

        The natural gas price forecasts were based on Henry Hub equivalent forecasts for spot market sales and on a standard heating value of 1,000 British Thermal Units per cubic foot of gas. Adjustments were made to the natural gas price forecasts to reflect transportation charges and quality differentials. In Case I, spot market gas prices per thousand cubic feet ("Mcf") for the years 1998 to 2002 were $2.18, $2.25, $2.25, $2.26 and
    $2.29, respectively, and increased by $0.04 to $0.07 per annum for each year thereafter. Case II estimates of spot market natural gas prices per Mcf for the years 1998 to 2002 were $2.41, $2.39, $2.38, $2.52 and $2.59, respectively, and increased by $0.07 to $0.09 per annum thereafter. Case III and IV estimates of spot market natural gas prices per Mcf for the years 1998 and 1999 were $2.25 and $2.32, respectively, and increased by 3% for each year thereafter.

        The oil price forecasts were based on West Texas Intermediate equivalent forecasts for spot market sales. Adjustments were made to the oil price forecasts to reflect transportation charges and quality differentials. In Case I, estimates of spot market oil prices per Mcf for the years 1998 to 2002 were $17.70, $18.33, $18.45, $18.58 and $18.75, respectively, and increased by $0.15 to $0.40 per annum thereafter. Case II estimates of spot market oil prices per Mcf for the years 1998 to 2002 were $16.62, $17.76, $17.96, $18.08 and $18.20, respectively, and increased by $0.07 to $0.57 per annum for each year thereafter. Case III estimates of spot market oil prices per Mcf for the years 1998 and 1999 were $17.75 and $19.50, respectively, and increased by 3% per annum thereafter. Case IV estimates of spot market oil prices per Mcf for the years 1998 and 1999 were $18.50 and $20.00, respectively, and increased by 3% per annum for each year thereafter.

        Production forecasts and associated costs with respect to the Anschutz Ranch East properties located in Utah (the "Anschutz Ranch East Properties") to be acquired by the Company were supplied by Ryder Scott Company and production forecasts and associated production costs associated with the Lake Erie properties located in Canada (the "Lake Erie Properties") were provided by Company management. The pre-tax cash flows associated with the proved reserves for the Anschutz Ranch East Properties were discounted at rates ranging from 8% to 12% per annum and the pre-tax cash flows associated with the proved and probable reserves for the Lake Erie Properties were discounted at rates ranging from 10% to 15% per annum.

        The value of undeveloped acreage included in the Assets was estimated by considering replacement cost, net risked reserve potential, implied value assuming typical industry farm-out agreements are entered into with respect to certain of the prospects, and industry estimates of John S. Herold, Inc., a well known appraisal firm specializing in the petroleum industry. Based on such analyses, the value of undeveloped acreage in Lake Erie was estimated to be $10.00-$15.00 (Canadian dollars) per acre. The value of other undeveloped acreage was estimated to be $1.00-$1.50 (U.S. dollars) per acre.

        After discounting future pre-tax cash flows and adjusting for the value for undeveloped acreage and estimated net debt of zero, Morgan Stanley arrived at a valuation for the Assets ("Asset Value") ranging from $83.9 million to $105.7 million.

        2. PRIVATE MARKET PREMIUMS PAID ANALYSIS. Morgan Stanley reviewed the prices paid for oil and gas reserves in precedent transactions involving the following seller/buyers: Amoco Corp. ("Amoco")/ HS Resources, Inc. ("HS Resources"), Amoco/Howell Corp. ("Howell"), Equitable Resources Inc./ Inland Resources Inc., Equitable Resources Inc./Cabot Oil & Gas Corp. ("Cabot"), Kerr-McGee Corp./Devon Energy Corp., EEX Corporation/Abraxas Petroleum Corp. and Cross Timbers Oil Co., Basin Exploration, Inc./HS Resources, Gerrity Oil & Gas Corp. and Snyder Oil Corporation ("Snyder")/Patina Oil & Gas Corp., KN Production Co./Tom Brown, Inc. ("Tom Brown"), Unocal Corp./ Devon Energy Corp., Apache Corp./Citation Oil & Gas Corp., Presidio Oil Co./Tom Brown, Plains Petroleum Co./Barrett Resources, Inc. ("Barrett") and Washington Energy Co./Cabot (collectively, the "Precedent Transactions"). Price paid as a multiple of proved reserves ranged from $3.00 to $8.87, with a mean of $4.55. Price paid as a multiple per barrel of oil equivalent ("BOE") of daily production ranged from $5,556 to $47,168, with a mean of $20,146.

        Morgan Stanley used estimates for the Anschutz Ranch East Properties of proved reserves provided by Ryder Scott Company and current daily production provided by the Company's management. Morgan Stanley applied valuation ranges to the Anschutz Ranch East Properties ranging from $4.50-$5.50 to proved reserves of 13.6 million BOE and $15,000-$20,000 per BOE of daily production. Morgan Stanley then added to the oil and gas reserve valuation for the Anschutz Ranch East Properties the value of the Lake Erie Properties and the undeveloped acreage using the same valuation methodologies as described in the "Discounted Cash Flow Analysis" section above. Based on the foregoing analyses, Morgan Stanley estimated an implied Asset Value ranging from $87.0 million to $113.8 million. Such implied Asset Values as a multiple of estimated 1997 earnings before EBITDA (defined as earnings before cumulative effect of changes in accounting principles, extraordinary items, income taxes, interest, depreciation and depletion, impairment of proved oil and gas properties, restructuring charges, and, with respect to companies which have adopted the successful efforts method of accounting, dry hole expense) for the Anschutz Ranch East Assets were 4.4x and 5.8x, respectively, compared to a range of 3.1x to 12.3x, and a mean of 7.6x, for certain of the Precedent Transactions for which transaction values as a multiple of the last twelve months ("LTM") EBITDA were available.

        No Precedent Transaction is identical to the 1998 Anschutz Transaction. In evaluating the Precedent Transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company or of Anschutz such as the impact of competition on their respective businesses and on the industry generally, industry growth, and the absence of any material adverse change in the financial condition and prospects of the Company or the Assets or in the financial markets in general. Mathematical analysis (such as determining the average or mean) of the financial ratios of the Precedent Transactions is not in itself a meaningful method of using precedent transaction data.

        3. PUBLIC MARKET TRADING MULTIPLES VALUATION. Morgan Stanley calculated the market value and the adjusted market capitalization for the following publicly traded companies: Barrett, Belco Oil & Gas Corp., Snyder, Tom Brown, Howell, Inland Resources Inc., HS Resources and Patina Oil & Gas Corporation (collectively, the "Comparable Companies"). For this purpose, Morgan Stanley used estimates of cash flows and earnings provided by First Call Corporation dated as of March 6, 1998.

        Morgan Stanley defined "Equity Market Value" as the price per share multiplied by the number of shares outstanding, and the "adjusted market capitalization" as the Equity Market Value, plus total debt and preferred stock, minus cash and cash equivalents, and "cash flow" was defined as the sum of net income plus deferred taxes plus depletion, depreciation, amortization and dry hole expense. Forward estimates for the Assets were derived from the Ryder Scott Company's estimates of production and cash flow (modified to reflect the price decks assumed in Case I) for the Anschutz Ranch East Properties with respect to proved reserves only. Market value as a multiple of Cash Flow for the Comparable Companies ranged from 3.1x to 9.4x (with a median of 7.1x) for projected 1998 and 2.8x to 6.8x (with a median of 5.7x) for projected 1999. Morgan Stanley then assumed that the Assets were capitalized with $30 million of debt which compares to the typical capital structure of the Comparable Companies. Morgan Stanley applied multiples ranging from 4.5x to 5.5x to the estimated 1998 cash flow (adjusted for assumed leverage) from the Assets, and multiples ranging from 4.0x to 5.0x the estimated 1999 cash flow (adjusted for assumed leverage) yielding an implied Asset Value ranging from $83.8 million to $120.5 million.

        Adjusted market capitalization as a multiple of EBITDA for the Comparable Companies ranged from 4.2x to 15.6x (with a median of 7.7x) for projected 1998 and 3.6x to 11.1x (with a median of 6.6x) for projected 1999. Morgan Stanley applied multiples to estimated EBITDA from the Assets ranging from 6.0x to 7.0x for projected 1998, and 5.0x to 6.0x for 1999, yielding an implied Asset Value ranging from $78.5 million to $130.9 million.

        Morgan Stanley also calculated the "adjusted price" (defined as adjusted market capitalization less an assumed value for non-oil and gas reserve-related net property, plant and equipment, less working capital, less other non-current assets, plus other non-current liabilities (excluding deferred taxes)) as a multiple of 1997 year-end proved reserves of the Assets, yielding an implied Asset Value ranging from $94.5 million to $114.8 million.

        The average implied Asset Value based upon (i) market value as a multiple of estimated cash flow, (ii) adjusted market capitalization as a multiple of EBITDA and (iii) adjusted price per BOE of proved reserves ranged from $94.6 million to $111.5 million.

        No Comparable Company has assets or operations identical to those Assets proposed to be purchased by the Company in the 1998 Anschutz Transaction. In evaluating the Comparable Companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company and Anschutz such as the impact of competition on their respective businesses and on the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of the Company or the Assets or in the financial markets in general. Mathematical analysis (such as determining the average or median) of the financial ratios of the Comparable Companies is not in itself a meaningful method of using comparable company data.

        4. HISTORICAL STOCK PERFORMANCE. Morgan Stanley conducted an historical analysis of the Company's Common Stock performance as measured by closing prices and trading volumes from January 1, 1996 to March 16, 1998. During this period, based on closing prices on the New York Stock Exchange and the Nasdaq Stock Market, the Company's Common Stock achieved a high of $18.88 and a low of $10.75 per share. The Company's Common Stock closed at a price of $13.00 on the date of the announcement of the 1998 Anschutz Transaction and at $15.12 per share on March 16, 1998. Applying the high and low ranges of the Company's historical stock price for such period to an estimated 5.95 million shares to be received by Anschutz in consideration for the Assets results in an implied Asset value ranging between $72.9 million to $113.1 million.

        Morgan Stanley also compared historical closing prices of the Company's Common Stock and weighted them against an index of companies including Vastar Resources, Noble Affiliates, Barrett, Newfield Exploration, Stone Energy, Houston Exploration, Denbury Resources, Comstock Resources, Snyder Oil and Tom Brown (the "Forest Comparable Companies") and against an index of the Standard & Poor's 400 Companies Index (the "S&P 400") for the six month, one year, two year and five year periods ended March 16, 1998. Based upon such analyses, the Company underperformed the Forest Comparable Companies over five, two and one year periods ended March 16, 1998, but performed in line with the Forest Comparable Companies for the six month periods ended on such date. The Company underperformed the S&P 400 over each of the four periods ended March 16, 1998.

        5. CONTRIBUTION ANALYSIS. Morgan Stanley reviewed certain historical and estimated future operating and financial data and other information with respect to the Company and the Assets (including, among other things, the amount and value of proved reserves, undeveloped acreage, seismic and other assets, and total debt and other liabilities, actual and implied market capitalization, actual and implied adjusted market capitalization, 1997 pre-tax proved reserve value as of year-end 1997 discounted at 10% per annum ("PV10 Value"), 1997 year-end reserve data, 1998 production estimates and 1998 revenue, EBITDA, cash flow and net income projections) based on publicly available information, third party reserve engineer estimates, and projections provided by the Company. For purposes of the pro forma analysis of the combined Company after giving effect to the 1998 Anschutz Transaction, it was assumed that each of the LLOG acquisition and the 1998 Anschutz Transaction were consummated on January 1, 1998. The analysis indicated that based on the Company's January 9, 1998 closing stock price of $13.00 per share and the March 16, 1998 closing stock price of $15.12 per share, Anschutz was estimated to hold between 7.7% and 8.3% of the total market capitalization (which Morgan Stanley defined as Equity Market Value plus total debt) of the Company on a pro forma basis, as compared with a contribution to total asset value ranging from 11.0% to 11.4%, a contribution to PV10 Value of 10.2%, a contribution to 1997 year-end reserves of 10.2%, a contribution to 1998 production of 11.4%, a contribution to 1998 revenues of 9.9%, and a contribution to 1998 EBITDA of 10.8%. The 5.95 million shares to be issued to Anschutz represent approximately 13.8% of the equity value of the Company after giving effect to the 1998 Anschutz Transaction, as compared to a contribution to net asset value ranging from 24.2% to 28.8% and a contribution to cash flow of 14.3%. The contribution to net income is projected to turn from negative to positive in 1998 after giving pro forma effect to the 1998 Anschutz Transaction.

        6. PRO FORMA ACQUISITION ANALYSIS. Morgan Stanley prepared pro forma analyses of the financial impact of the 1998 Anschutz Transaction. Using earnings estimates prepared by the Company's management for the years 1998, 1999 and 2000 and assuming that the transaction would be accounted for as a purchase, Morgan Stanley compared the projected earnings and cash flow per share of the Company's Common Stock on a standalone basis to the projected earnings and cash flow per share of the Company's Common Stock after giving effect to the 1998 Anschutz Transaction. Based on these forecasts, the 1998 Anschutz Transaction would be neutral to the Company's shareholders on an earnings per share basis in 1998 and accretive in each of 1999 and 2000. The 1998 Anschutz Transaction would be dilutive to the Company's shareholders on a cash flow basis by 1.4%, 7.0% and 9.2% in each of 1998, 1999 and 2000, respectively, but leverage, as measured by debt/book capitalization, would decrease from 62.1% to 55.5% at year-end 1998, 58.8% to 51.3% at year-end 1999 and 51.8% to 43.4% at year-end 2000.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, selecting any portions of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying the Morgan Stanley Opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of the Assets.

    In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or Anschutz, including, without limitation, the impact of competition on the business of the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the financial markets in general. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely in connection with the Morgan Stanley Opinion. The analyses do not purport to be appraisals or to reflect the prices at which the Assets might actually be sold. In addition, as described above, the Morgan Stanley Opinion and its presentation to the Company's Board of Directors was one of many factors taken into consideration by the Company's Board of Directors in making its determination to approve the 1998 Anschutz Transaction.

    The Company retained Morgan Stanley based on its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. As part of its investment banking business, Morgan Stanley is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Morgan Stanley is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the course of its market-making and other trading activities, Morgan Stanley may, from time to time, have a long or short position in, and buy and sell securities from, the Company or Anschutz.

    Morgan Stanley is familiar with the Company and with Anschutz, having provided financial services to the Company and to Anschutz in the past. Morgan Stanley received customary fees for the rendering of such services.

    Pursuant to a letter agreement dated March 6, 1998, the Company has agreed to pay Morgan Stanley a fee of $150,000 in connection with the delivery of its opinion. In addition, the Company has agreed to reimburse Morgan Stanley for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Morgan Stanley against certain liabilities, including certain liabilities under the federal securities laws.

                      APPOINTMENT OF INDEPENDENT AUDITORS

    Subject to ratification by the shareholders of the Company, the Board has designated the firm of KPMG Peat Marwick LLP, Suite 2300, 707 Seventeenth Street, Denver, Colorado 80202 as independent auditors to examine and audit the Company's financial statements for the year 1998. This firm has audited the Company's financial statements for approximately 48 years and is considered to be well qualified. The designation of such firm as auditors is being submitted for ratification or rejection at the Annual Meeting. Action by shareholders is not required under the law for the appointment of independent auditors, but the ratification of their appointment is submitted by the Board in order to give the shareholders of the Company the final choice in the designation of auditors. The Board will be governed by the decision of a majority of the votes entitled to be cast. A majority of the vote represented at the Annual Meeting by shares of Common Stock entitled to vote is required to ratify the appointment of KPMG Peat Marwick LLP.

    A representative of KPMG Peat Marwick LLP will be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and will also be available to respond to appropriate questions. A representative of the firm was present at the last Annual Meeting for the same purpose.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                       ADJOURNMENT OF THE ANNUAL MEETING

    Approval of proposals regarding the election of directors and the appointment of independent auditors require the affirmative vote of at least a majority of the outstanding shares of Common Stock, represented in person or by proxy, entitled to vote at the Annual Meeting. A majority of the votes represented at the Annual Meeting by shares of Common Stock entitled to vote (and held by persons other than Anschutz) is required for approval of the transactions contemplated by the 1998 Anschutz Agreement as described in this Proxy Statement. In the event there is an insufficient number of shares of Common Stock present in person or by proxy at the Annual Meeting to approve such proposals, the Board of Directors requests approval to adjourn the Annual Meeting to a later date. The place and date to which the Annual Meeting would be adjourned would be announced at the Annual Meeting, but would in no event be more than 30 days after the date of the Annual Meeting.

    The effect of any such adjournment would be to permit the Company to solicit additional proxies for approval of the proposals. While such an adjournment would not invalidate any proxies previously filed, including those filed by shareholders voting against the subject proposals, it would afford the Company the opportunity to solicit additional proxies in favor of the proposals.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                             SHAREHOLDER PROPOSALS

    Any shareholder proposals to be included in the Board of Directors' solicitation of proxies for the 1999 Annual Meeting of Shareholders must be received by Daniel L. McNamara, Secretary, at 1600 Broadway, Suite 2200, Denver, CO 80202, no later than December 19, 1998.

                           GENERAL AND OTHER MATTERS

    The Board of Directors knows of no matter, other than those referred to in this Proxy Statement, which will be presented at the Annual Meeting. However, if any other matters are properly brought before the meeting or any of its adjournments, the person or persons voting the proxies will vote them in accordance with their judgment on such matters. Should any nominee for director be unwilling or unable to serve at the time of the Annual Meeting, or any adjournment thereof, the persons named in the proxy will vote it for the election of such other person for such directorship as the Board of Directors may recommend unless, prior to the Annual Meeting, the Board of Directors has eliminated that directorship by reducing the size of the Board of Directors. The Board of Directors is not aware that any nominee named herein will be unwilling or unable to serve as a director.

    On July 25, 1997, the Company renewed Directors and Officers Liability Coverages designed to indemnify the directors and officers of the Company and its subsidiaries against certain liabilities incurred by them in the performance of their duties and also providing for reimbursement in certain cases to the Company and its subsidiaries for sums paid by them to directors and officers as indemnification for similar liability. This type of coverage was originally purchased by the Company on May 24, 1978. The 1997 renewal was for a one-year period. Primary insurance of $10,000,000 was secured with Executive Risk Indemnity, Inc. and the excess insurance coverage of $15,000,000 was secured with Reliance Insurance Company for a total coverage of $25,000,000. Aggregate premiums for the 12-month period ending July 25, 1998 were $271,250. No claims have been filed and no payments have been made to the Company or its subsidiaries or to any of their directors or officers under this coverage.

    The Restated Certificate of Incorporation of the Company limits the personal liability of the Company's directors to the fullest extent permitted by the New York Business Corporation Law ("BCL"), as currently formulated or as it might be revised in the future. The Restated Certificate of Incorporation provides that a director will not be liable for damages for any breach of duty unless it is finally established that (a) the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law; or (b) the director personally gained a financial profit or other advantages to which he was not legally entitled; or (c) the director's acts violated Section 719 of the BCL which provides that directors who vote for, or concur in, certain types of corporate action proscribed by the BCL will be jointly and severally liable for any injury resulting from such action.

    The cost of preparing, assembling, and mailing this Proxy Statement, the enclosed proxy card and the Notice of Annual Meeting will be paid by the Company. Additional solicitation by mail, telephone, telegraph or personal solicitation may be done by directors, officers, and regular employees of the Company. Such persons will receive no additional compensation for such services. Brokerage houses, banks and other nominees, fiduciaries and custodians nominally holding shares of Common Stock of record will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by the Company for their reasonable expenses. The Company has retained Morrow & Co., Inc. to assist in such solicitation and has agreed to pay reasonable and customary fees for its services and to reimburse it for reasonable out-of-pocket expenses in connection therewith.

    INCORPORATION BY REFERENCE. The Company hereby incorporates by reference into this Proxy Statement the following documents: (a) Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997; (b) the Form 8-K/A dated February 3, 1998, (c) Form 8-K dated April 8, 1998 and (d) Form 10-Q for the quarter ended March 31, 1998.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

    AVAILABLE INFORMATION. UPON REQUEST OF ANY SHAREHOLDER, THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 1997 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS, THE SCHEDULES AND ANY AMENDMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN WILL BE SENT TO THE SHAREHOLDER WITHOUT CHARGE BY FIRST CLASS MAIL WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST. ALL REQUESTS SHOULD BE ADDRESSED TO THE SECRETARY OF THE COMPANY AT 1600 BROADWAY, SUITE 2200, DENVER, COLORADO 80202 OR BY TELEPHONE TO (303) 812-1400. THE MORGAN STANLEY OPINION IS INCLUDED IN THIS PROXY STATEMENT AS ANNEX A AND CERTAIN CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS ARE INCLUDED HEREIN AS ANNEX B.

    You are urged to complete, sign, date and return your proxy promptly. You may revoke your proxy at any time before it is voted. If you attend the Annual Meeting, as we hope you will, you may vote your shares in person.

                                          By order of the Board of Directors

                                          DANIEL L. McNAMARA

                                          SECRETARY

June 5, 1998

                                                                         ANNEX A

                                 March 17, 1998

The Board of Directors
Forest Oil Corporation
Suite 2200
1600 Broadway
Denver, Colorado 80202

Members of the Board:

    We understand that The Anschutz Corporation ("Anschutz") and Forest Oil Corporation ("Forest") propose to enter into a Purchase and Sale Agreement, substantially in the form of the draft dated March 10, 1998 (the "Acquisition Agreement"), which provides, among other things, for the sale by Anschutz to Forest of certain oil and gas assets (the "Assets") as more fully described in the Acquisition Agreement for 5.95 million shares of common stock of Forest ("Forest Common Stock"), subject to certain adjustments as described in the Acquisition Agreement (the "Acquisition"). The terms and conditions of the Acquisition are more fully set forth in the Acquisition Agreement.

    You have asked for our opinion as to whether the consideration to be paid by Forest pursuant to the Acquisition Agreement is fair from a financial point of view to Forest.

    For purposes of the opinion set forth herein, we have:

    (i) reviewed certain publicly available financial statements, Forest's Offering Memorandum dated January 28, 1998 with respect to $75 million of 8 3/4% Senior Subordinated Notes due 2007, 1998 Series, and other information of Forest;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning Forest prepared by the management of Forest;

   (iii) reviewed certain internal financial statements and other financial and operating data concerning the Assets prepared by the management of Anschutz;

    (iv) discussed the past and current operations and financial condition and the prospects of Forest with senior executives of Forest;

    (v) discussed the past and current operations and financial condition and the prospects of the Assets with senior executives of Forest and Anschutz;

    (vi) analyzed certain financial projections with respect to Forest and to the Assets prepared by the management of Forest;

   (vii) analyzed the pro forma impact of the consummation of the Acquisition on Forest's earnings per share, cash flow per share, consolidated capitalization and financial ratios;

  (viii) reviewed the reported prices and trading activity for Forest Common Stock;

    (ix) compared the financial performance of Forest and the Assets and the prices and trading activity of Forest Common Stock with that of certain other comparable publicly-traded companies and their securities;

    (x) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

    (xi) reviewed the estimates of Forest's 1997 year-end domestic proved reserves prepared by Forest's reserve engineers (of which the major producing oil and gas properties were reviewed by Ryder Scott Company), estimates of Canadian Forest Oil Ltd.'s (a wholly-owned subsidiary of Forest) 1997 year-end proved reserves prepared by McDaniel & Associates Consultants Ltd., estimates of Saxon Petroleum Inc.'s (a 66%-owned subsidiary of Forest) 1997 year-end proved reserves prepared by Fekete Associates, Inc. and estimates of 1997 year-end proved reserves for LLOG Exploration Company prepared by the Company's internal engineers;

   (xii) reviewed the estimates of 1997 year-end proved reserves of certain of the assets prepared by Ryder Scott Company and an evaluation of same prepared by Malkewicz Hueni Associates, Forest's independent reserve engineers, relating to the Assets;

  (xiii) reviewed the terms of the Acquisition Agreement and certain related documents; and

   (xiv) performed such other analyses and considered such other factors as we have deemed appropriate.

    We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Forest and the Assets. We have not made any independent valuation or appraisal of the assets or liabilities of Forest or the Assets; however, we have reviewed the reserve reports referred to in paragraphs (xi) and (xii) above and have relied without independent verification upon such reports for the purpose of this opinion. In addition, we have assumed with the Company's consent, that the consummation of the Acquisition will not result in a change of control of the Company. We have also assumed that the final form of the Acquisition Agreement would be substantially similar to the draft dated March 10, 1998. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    We have been engaged to provide this opinion to the Board of Directors of Forest in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financial services to Anschutz and Forest, and have received fees for the rendering of these services.

    It is understood that this letter is for the information of the Board of Directors of Forest and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any proxy statement to be mailed to holders of Forest Common Stock in connection with obtaining approval for the issuance of Forest Common Stock under the terms of the Acquisition Agreement. In addition, Morgan Stanley expresses no opinion or recommendation as to how holders of Forest Common Stock should vote at the shareholders' meeting to be held in connection with the Acquisition.

    Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be paid by Forest pursuant to the Acquisition Agreement is fair from a financial point of view to Forest.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By: /s/ D. S. Reid
                                             -----------------------------------
                                             Donald S. Reid
                                             Managing Director

                                                                         ANNEX B

                             FOREST OIL CORPORATION
               CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS

    On February 3, 1998, Forest Oil Corporation (Forest) purchased interests in 13 oil and gas properties located onshore Louisiana from a private company for total consideration of approximately $230,776,000 (the Louisiana Acquisition). The consideration consisted of 1,000,000 shares of Forest Common Stock and approximately $216,557,000 of cash. The cash portion of the consideration was funded from the Company's bank credit facility and from the issuance of $75,000,000 principal amount of 8 3/4% Senior Subordinated Debentures.

    On April 6, 1998 Forest entered into a definitive purchase and sale agreement with The Anschutz Corporation to acquire certain oil and gas property interests from Anschutz in exchange for 5,950,000 shares of Forest Common Stock (the Anschutz Transaction). The properties include an interest in the Anschutz Ranch Field which is located in Utah and Wyoming, prospects and producing acreage in Canada, and interests in projects in various other countries.

    The following unaudited condensed pro forma combined balance sheet assumes that the Anschutz Transaction occurred on March 31, 1998 and reflects the historical consolidated balance sheet of Forest giving pro forma effect to the transaction using the purchase method of accounting. The unaudited condensed pro forma combined balance sheet should be read in conjunction with the historical statements and related notes of Forest.

    The following unaudited condensed pro forma combined statements of operations for the three months ended March 31, 1998 and for the year ended December 31, 1997 assume that the Louisiana Acquisition and the Anschutz Transaction occurred as of January 1, 1997. The pro forma results of operations are not necessarily indicative of the results of operations that would actually have been attained if the transactions had occurred as of this date. These statements should be read in conjunction with the historical financial statements and related notes of Forest, the Statement of Oil and Gas Revenue and Direct Operating and Production Expenses of the properties acquired in the Louisiana Acquisition included in the Form 8-K/A dated February 3, 1998 and incorporated by reference herein, and the Statement of Oil and Gas Revenue and Direct Operating Expenses of the Anschutz Ranch Field included herein.

                             FOREST OIL CORPORATION
              CONDENSED PRO FORMA COMBINED BALANCE SHEET (NOTE A)
                                 MARCH 31, 1998
                                  (UNAUDITED)
                                 (IN THOUSANDS)
                                     ASSETS

                                                                                           ANSCHUTZ     PRO FORMA
                                                                               FOREST     TRANSACTION    COMBINED
                                                                             HISTORICAL    (NOTE C)       FOREST
                                                                             ----------  -------------  ----------
Current assets:
  Cash and cash equivalents................................................  $    5,770      50,951(1)      25,721
                                                                                            (31,000)(2)
  Accounts receivable......................................................      50,243       3,290(1)      53,533
  Other current assets.....................................................       5,539       --             5,539
                                                                             ----------  -------------  ----------
    Total current assets...................................................      61,552      23,241         84,793
Net property and equipment, at cost........................................     760,723      62,638(1)     823,861
                                                                                                500(3)
Goodwill and other intangible assets, net..................................      25,947       --            25,947
Other assets...............................................................      13,606       --            13,606
                                                                             ----------  -------------  ----------
                                                                             $  861,828      86,379        948,207
                                                                             ----------  -------------  ----------
                                                                             ----------  -------------  ----------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt........................................  $   --           5,300(1)       5,300
  Accounts payable.........................................................      43,435       3,159(1)      47,094
                                                                                                500(3)
  Accrued interest.........................................................       3,158       1,476(1)       4,634
  Other current liabilities................................................       2,927         341(1)       3,268
                                                                             ----------  -------------  ----------
    Total current liabilities..............................................      49,520      10,776         60,296
Long-term debt.............................................................     472,922      38,700(1)     480,622
                                                                                            (31,000)(2)
Other liabilities..........................................................      16,973         338(1)      17,311
Deferred income taxes......................................................      34,176       --            34,176
Minority interest..........................................................      12,927       --            12,927
Shareholders' equity:
  Common stock.............................................................       3,732         595(1)       4,327
  Capital surplus..........................................................     503,058      66,970(1)     570,028
  Accumulated deficit......................................................    (224,463)      --          (224,463)
  Foreign currency translation.............................................      (7,017)      --            (7,017)
                                                                             ----------  -------------  ----------
    Total shareholders' equity.............................................     275,310      67,565        342,875
                                                                             ----------  -------------  ----------
                                                                             $  861,828      86,379        948,207
                                                                             ----------  -------------  ----------
                                                                             ----------  -------------  ----------

  See accompanying notes to condensed pro forma combined financial statements.

                             FOREST OIL CORPORATION
         CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS (NOTE A)
                       THREE MONTHS ENDED MARCH 31, 1998
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                          LOUISIANA                                      ANSCHUTZ
                                                         ACQUISITION   COMBINED FOREST    ANSCHUTZ      TRANSACTION    PRO FORMA
                                             FOREST      ADJUSTMENTS    AND LOUISIANA    TRANSACTION    ADJUSTMENTS    COMBINED
                                           HISTORICAL     (NOTE B)       ACQUISITION     HISTORICAL      (NOTE C)       FOREST
                                           -----------  -------------  ---------------  -------------  -------------  -----------
Revenue:
  Marketing and processing...............   $  35,003        --              35,003          --             --            35,003
  Oil and gas sales:
    Gas..................................      27,607        2,435(1)        30,042           3,104         --            33,146
    Oil, condensate and natural gas
      liquids............................      12,886        1,199(1)        14,085           1,832         --            15,917
                                           -----------  -------------       -------          ------    -------------  -----------
    Total oil and gas sales..............      40,493        3,634           44,127           4,936         --            49,063
                                           -----------  -------------       -------          ------    -------------  -----------
  Total revenue..........................      75,496        3,634           79,130           4,936         --            84,066
Operating expenses:
  Marketing and processing...............      33,168        --              33,168          --             --            33,168
  Oil and gas production.................       8,842          378            9,220             863         --            10,083
  General and administrative.............       4,255        --               4,255          --             --             4,255
  Depreciation and depletion.............      23,333        1,770(2)        25,103          --             2,348(1)      27,451
                                           -----------  -------------       -------          ------    -------------  -----------
    Total operating expenses.............      69,598        2,148           71,746             863         2,348         74,957
                                           -----------  -------------       -------          ------    -------------  -----------
Earnings from operations.................       5,898        1,486            7,384           4,073        (2,348)         9,109
Other income and expense:
  Other (income) expense, net............           2        --                   2          --             --                 2
  Interest expense.......................       8,506        1,432(3)         9,938          --               963(2)      10,901
  Minority interest in earnings (loss) of
    subsidiary...........................         (80)       --                 (80)         --             --               (80)
  Translation gain on subordinated
    debt.................................      (1,024)       --              (1,024)         --             --            (1,024)
                                           -----------  -------------       -------          ------    -------------  -----------
    Total other income and expense.......       7,404        1,432            8,836          --               963          9,799
                                           -----------  -------------       -------          ------    -------------  -----------
Earnings (loss) before income taxes......      (1,506)          54           (1,452)          4,073        (3,311)          (690)
Income tax expense (benefit).............        (503)       --                (503)         --             --              (503)
                                           -----------  -------------       -------          ------    -------------  -----------
Income (loss) from continuing
  operations.............................   $  (1,003)          54             (949)          4,073        (3,311)          (187)
                                           -----------  -------------       -------          ------    -------------  -----------
                                           -----------  -------------       -------          ------    -------------  -----------
Weighted average number of common shares
  outstanding............................      36,975        --              36,975          --             5,950(3)      42,925
                                           -----------  -------------       -------          ------    -------------  -----------
                                           -----------  -------------       -------          ------    -------------  -----------
Income (loss) from continuing operations
  attributable to common stock...........   $  (1,003)       --                (949)         --             --              (187)
                                           -----------  -------------       -------          ------    -------------  -----------
                                           -----------  -------------       -------          ------    -------------  -----------
Basic income (loss) per share from
  continuing operations..................   $    (.03)       --                (.03)         --             --            --
                                           -----------  -------------       -------          ------    -------------  -----------
                                           -----------  -------------       -------          ------    -------------  -----------
Fully diluted income (loss) per share
  from continuing operations.............   $    (.03)       --                (.03)         --             --            --
                                           -----------  -------------       -------          ------    -------------  -----------
                                           -----------  -------------       -------          ------    -------------  -----------

  See accompanying notes to condensed pro forma combined financial statements.

                             FOREST OIL CORPORATION

           NOTES TO CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS

                                 MARCH 31, 1998

                                  (UNAUDITED)

A. BASIS OF PRESENTATION

    The accompanying unaudited condensed pro forma combined balance sheet assumes that the Anschutz Transaction occurred on March 31, 1998 and reflects the historical consolidated balance sheet of Forest at that date giving pro forma effect to the transaction using the purchase method of accounting. The unaudited condensed pro forma combined balance sheet should be read in conjunction with the historical statements and related notes of Forest.

    The accompanying unaudited condensed pro forma combined statements of operations for the three months ended March 31, 1998 and for the year ended December 31, 1997 assume that the Louisiana Acquisition and the Anschutz Transaction occurred as of January 1, 1997. The pro forma results of operations are not necessarily indicative of the results of operations that would actually have been attained if the transactions had occurred as of this date. These statements should be read in conjunction with the historical financial statements and related notes of Forest, the Statement of Revenue and Direct Operating Expenses of the properties acquired in the Louisiana Acquisition included in the Form 8-K/A dated February 3, 1998 and incorporated by reference herein, and the Statement of Revenue and Direct Operating Expenses of the Anschutz Properties included herein.

B. ACQUISITION OF LOUISIANA PROPERTIES

    On February 3, 1998, Forest purchased interests in 13 oil and gas properties located onshore Louisiana from a private company for total consideration of approximately $230,776,000. The consideration consisted of 1,000,000 shares of Forest Common Stock and approximately $216,557,000 of cash. The cash portion of the consideration was funded by borrowings under the Company's bank credit facility and from the issuance of $75,000,000 principal amount of 8 3/4% Senior Subordinated Debentures. The effects of this transaction are included in the historical balance sheet at March 31, 1998.

    The historical information of Forest Oil Corporation in the accompanying condensed pro forma combined statement of operations for the three months ended March 31, 1998 includes the historical revenue and direct operating expenses of the Louisiana properties subsequent to their acquisition on February 3, 1998. In addition, the following pro forma adjustments have been made to the accompanying historical revenue and direct operating expenses of Forest Oil Corporation for the three months ended March 31, 1998:

        1. To record oil and gas revenue of the Louisiana properties for the period from January 1, 1998 to February 2, 1998.

        2. To adjust depletion expense to reflect the pro forma combined depletion rate giving effect to the acquisition of the properties.

        3. To increase interest expense for interest associated with the debt incurred in connection with the Louisiana Acquisition.

    The accompanying condensed pro forma combined statement of operations for the year ended December 31, 1997 has been adjusted to include the historical revenue and direct operating expenses of the Louisiana properties. In addition, the following pro forma adjustments have been made to the accompanying historical revenue and direct operating expenses of the Louisiana properties for the year ended December 31, 1997:

                             FOREST OIL CORPORATION

                                 MARCH 31, 1998

                                  (UNAUDITED)

B. ACQUISITION OF LOUISIANA PROPERTIES (CONTINUED)
        1. To adjust general and administrative expense to reflect increased costs associated with the Louisiana Acquisition.

        2. To adjust depletion expense to reflect the pro forma combined depletion rate for the properties.

        3. To increase interest expense for interest associated with the debt incurred in connection with the Louisiana Acquisition.

        4. To adjust the weighted average shares outstanding to reflect the shares issued in connection with the Louisiana Acquisition.

C. ACQUISITION OF ANSCHUTZ PROPERTIES

    On January 9, 1998 Forest entered into an agreement in principle with The Anschutz Corporation to purchase certain oil and gas property interests in exchange for shares of Forest Common Stock. On April 6, 1998 a definitive purchase and sale agreement was executed. The properties to be acquired include an interest in The Anschutz Ranch Field which is located in Utah and Wyoming, prospects and producing acreage in Canada, and interests in projects in various other countries (the Anschutz Properties). Forest's consideration will consist of 5,950,000 shares of Common Stock.

    The accompanying historical balance sheet of Forest at March 31, 1998 has been adjusted as follows to record the purchase price of the Anschutz assets acquired and liabilities assumed:

        1. To record the assets acquired and liabilities assumed relating to the Anschutz Properties at March 31, 1998 and the issuance of Forest Common Stock in consideration therefor. The assets acquired and liabilities assumed (which consist primarily of the assets and liabilities of the Anschutz Ranch East Corporation which owns the Anschutz Ranch East Field) are as follows (in thousands):

Cash..............................................  $  50,951
Accounts receivable...............................      3,290
Oil and gas properties............................     62,638
Current portion of long-term debt.................     (5,300)
Accounts payable..................................     (3,159)
Accrued interest..................................     (1,476)
Other current liabilities.........................       (341)
Long-term debt....................................    (38,700)
Other liabilities.................................       (338)
                                                    ---------
Fair value of Forest Common Stock.................  $  67,565
                                                    ---------
                                                    ---------

        The Common Stock issued was valued at $67,565,000 determined by reference to the quoted market price of Forest common shares during the period two days preceding and two days following the announcement of the agreement in principle, less a discount to reflect the size of the block of shares to be issued and the estimated brokerage fees on the ultimate disposition of the shares.

                             FOREST OIL CORPORATION

                                 MARCH 31, 1998

                                  (UNAUDITED)

C. ACQUISITION OF ANSCHUTZ PROPERTIES (CONTINUED)
        In connection with the transaction, the Company will assume $44,000,000 of Senior Notes. The Senior Notes bear interest at 8.5% per annum, payable semiannually until the notes are repaid in 2003. A principal repayment of $1,000,000 is due on May 31, 1998 with the balance payable in 10 semiannual payments beginning November 30, 1998. The Senior Notes are secured by a first priority lien on The Anschutz Ranch Field.

        2. To reflect the use of available cash received in the transaction to repay a portion of Forest's bank credit facility.

        3.  To record estimated costs associated with the Anschutz Transaction.

    The accompanying condensed pro forma combined statements of operations for the three months ended March 31, 1998 and for the year ended December 31, 1997 have been adjusted to include the historical revenue and direct operating expenses of the Anschutz Ranch Field prior to the acquisition. There was no significant production from any of the other acquired properties. In addition, the following adjustments have been made to the accompanying condensed pro forma combined statements of operations for the three months ended March 31, 1998 and for the year ended December 31, 1997:

        1. To adjust depletion expense to reflect the pro forma combined depletion rate giving effect to the acquisition of the Anschutz Properties.

        2. To record interest expense associated with the debt to be assumed by Forest in connection with the acquisition of the Anschutz Properties.

        3. To adjust the weighted average shares outstanding to reflect shares issued in connection with the Anschutz Acquisition.

In addition to effects of the pro forma adjustments described above, the Company presently expects additional effects and events to occur as described below. The following statements are forward-looking and are based upon the Company's current belief as to the outcome and timing of such future events. There are risks and uncertainties that can affect the outcome and timing of such events, including many factors which are beyond the control of the Company. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Company's actual results could differ materially from those expressed in the forward-looking statements.

        1. The Company intends to repay in full the notes assumed in the Anschutz Acquisition as soon after closing as is reasonably practicable. Such repayment, which will be made using funds available under the Company's bank credit facility, is expected to result in reduced interest expense to the Company in the amount of approximately $450,000 annually.

        2. General and administrative expense will increase as a result of adding the Anschutz Properties to the Company's existing property base. The Company estimates that additional engineering, marketing, accounting, legal and other administrative services will cost approximately $200,000 to $300,000 annually.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors

Anschutz Ranch East Corporation:

    We have audited the accompanying statement of oil and gas revenue and direct lease operating expenses of an oil and gas property (the Anschutz Ranch Field) of Anschutz Ranch East Corporation (AREC) acquired by Forest Oil Corporation for each of the years in the three-year period ended December 31, 1997. This financial statement is the responsibility of AREC's management. Our responsibility is to express an opinion on this financial statement based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of oil and gas revenue and direct lease operating expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of oil and gas revenue and direct lease operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    The accompanying statement of oil and gas revenue and direct lease operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and excludes material expense, that would not be comparable to those resulting from the proposed future operations of the oil and gas properties as described in Note 1 to the Financial Statement, and thus is not intended to be a complete presentation of the revenue and expenses of the Anschutz Ranch Field.

    In our opinion, the statement of oil and gas revenue and direct lease operating expenses referred to above presents fairly, in all material respects, the oil and gas revenue and direct lease operating expenses of the Anschutz Ranch Field as described in Note 1 for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Denver, Colorado
March 12, 1998

                        ANSCHUTZ RANCH EAST CORPORATION
                              ANSCHUTZ RANCH FIELD
                        STATEMENT OF OIL AND GAS REVENUE
                      AND DIRECT LEASE OPERATING EXPENSES

                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,
                                                                 --------------------
                                                                                          YEARS ENDED DECEMBER 31,
                                                                     (UNAUDITED)       -------------------------------
                                                                   1998       1997       1997       1996       1995
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                                    (IN THOUSANDS)
Operating Revenue:
  Sales of natural gas.........................................  $   3,104      3,340     13,541      9,247      6,978
  Sales of condensate..........................................        819      1,347      4,700      5,163      4,870
  Sales of natural gas liquids.................................      1,013      1,670      5,827      6,440      3,600
                                                                 ---------  ---------  ---------  ---------  ---------
Total Operating Revenue........................................      4,936      6,357     24,068     20,850     15,448
Direct Lease Operating Expenses................................        863        983      4,035      3,390      7,056
                                                                 ---------  ---------  ---------  ---------  ---------
Net Operating Revenue..........................................  $   4,073      5,374     20,033     17,460      8,392
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------

                See accompanying notes to financial statements.

                        ANSCHUTZ RANCH EAST CORPORATION
                              ANSCHUTZ RANCH FIELD

                   NOTES TO STATEMENT OF OIL AND GAS REVENUE
                      AND DIRECT LEASE OPERATING EXPENSES

                    FOR EACH OF THE YEARS IN THE THREE-YEAR
                         PERIOD ENDED DECEMBER 31, 1997

(1) PURCHASE OF OIL AND GAS PROPERTIES AND BASIS OF PRESENTATION

    The accompanying financial statement presents the revenues and direct operating expenses of a certain oil and gas property and related equipment of Anschutz Ranch East Corporation (the Anschutz Property) for each of the years in the three-year period ended December 31, 1997. The property consists of a working interest in a oil and gas property located in Summit County, Utah and Uinta County, Wyoming. This property is subject to an agreement whereby it would be purchased by Forest Oil Corporation effective January 1, 1998.

    The accompanying statement of oil and gas revenue and direct lease operating expenses of the Anschutz Property was prepared to comply with certain rules and regulations of the Securities and Exchange Commission and does not include general and administrative expenses, interest expense, a provision for depreciation, depletion and amortization, or any provision for income taxes since historical expenses of this nature incurred by Anschutz Ranch East Corporation are not necessarily indicative of the costs to be incurred by Forest Oil Corporation.

    Revenue in the accompanying statement of oil and gas revenue and direct lease operating expense is recognized on the sales method. During 1997 and 1996, a portion of the Anschutz Property's revenue was sold under a gas purchase contract. This contract was terminated in 1997.

    Direct lease operating expenses are recognized on the accrual basis and consist of all costs incurred in producing, marketing and distributing products produced by the property as well as production taxes and monthly administrative overhead costs.

(2) SUPPLEMENTAL FINANCIAL DATA--OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

    The following unaudited information has been prepared in accordance with Statement of Financial Accounting Standards No. 69, DISCLOSURE ABOUT OIL AND GAS PRODUCING ACTIVITIES (SFAS No. 69). The following unaudited information has been prepared in accordance with Statement of Financial Accounting Standards No. 69, DISCLOSURE ABOUT OIL AND GAS PRODUCING ACTIVITIES (SFAS No. 69).

(A) ESTIMATED PROVED OIL AND GAS RESERVES

    Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions; i.e., prices and costs as of the date the estimate is made. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for completion.

                        ANSCHUTZ RANCH EAST CORPORATION
                              ANSCHUTZ RANCH FIELD

                   NOTES TO STATEMENT OF OIL AND GAS REVENUE
                AND DIRECT LEASE OPERATING EXPENSES (CONTINUED)

                    FOR EACH OF THE YEARS IN THE THREE-YEAR
                         PERIOD ENDED DECEMBER 31, 1997

(2) SUPPLEMENTAL FINANCIAL DATA--OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED) (CONTINUED)
    An estimate of proved developed future net recoverable oil and gas reserves of the Anschutz Property and changes therein follows. Such estimates are inherently imprecise and may be subject to substantial revisions. Proved undeveloped reserves attributable to the Anschutz Property are not significant.

                                                                                 OIL AND
                                                                               CONDENSATE     NATURAL GAS
                                                                             (000'S OF BBLS)    (MMCF)
                                                                             ---------------  -----------
Balance at December 31, 1994...............................................         9,166         54,903
  Production...............................................................          (868)        (6,238)
  Effect of changes in prices and other....................................            57            366
                                                                                    -----     -----------
Balance at December 31, 1995...............................................         8,355         49,031
  Production...............................................................          (875)        (7,064)
  Effect of changes in prices and other....................................           383          1,945
                                                                                    -----     -----------
Balance at December 31, 1996...............................................         7,863         43,912
  Production...............................................................          (823)        (7,161)
  Effect of changes in prices and other....................................          (148)          (466)
                                                                                    -----     -----------
Balance at December 31, 1997...............................................         6,892         36,285
                                                                                    -----     -----------
                                                                                    -----     -----------

(B) STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

    The standardized measure of discounted future net cash flows has been calculated in accordance with the provisions of SFAS No. 69.

    Future oil and gas sales and production and development costs have been estimated using prices and costs in effect at the end of the years indicated. Future income tax expense has not been considered as the properties are not a tax paying entity. Future general and administrative and interest expenses have also not been considered.

    Changes in the demand for oil and natural gas, inflation, and other factors make such estimates inherently imprecise and subject to substantial revision. This table should not be construed to be an

                        ANSCHUTZ RANCH EAST CORPORATION
                              ANSCHUTZ RANCH FIELD

                   NOTES TO STATEMENT OF OIL AND GAS REVENUE
                AND DIRECT LEASE OPERATING EXPENSES (CONTINUED)

                    FOR EACH OF THE YEARS IN THE THREE-YEAR
                         PERIOD ENDED DECEMBER 31, 1997

(2) SUPPLEMENTAL FINANCIAL DATA--OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED) (CONTINUED)
estimate of the current market value of the proved reserves. The standardized measure of discounted future net cash flows as of December 31, 1997, 1996, and 1995 is as follows:

                                                                                     1997       1996       1995
                                                                                  ----------  ---------  ---------
                                                                                           (IN THOUSANDS)
Future oil and gas sales........................................................  $  137,339    243,887    135,650
Future production and development costs.........................................     (43,326)   (56,999)   (47,564)
                                                                                  ----------  ---------  ---------
Future net revenue..............................................................      94,013    186,888     88,086
10% annual discount for estimated timing of cash flows..........................     (30,642)   (65,114)   (29,317)
                                                                                  ----------  ---------  ---------
Standardized measure of discounted future net cash flows........................  $   63,371    121,774     58,769
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------

(C) CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES

    An analysis of the changes in the total standardized measure of discounted future net cash flows during each of the last three years is as follows:

                                                                                     1997       1996       1995
                                                                                  ----------  ---------  ---------
                                                                                           (IN THOUSANDS)
Beginning of year...............................................................  $  121,774     58,769     70,108
Changes resulting from:
  Sales of oil and gas, net of production costs.................................     (20,033)   (17,460)    (8,392)
  Changes in prices and other...................................................     (50,547)    74,588     (9,958)
  Accretion of discount.........................................................      12,177      5,877      7,011
                                                                                  ----------  ---------  ---------
End of year.....................................................................  $   63,371    121,774     58,769
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------

                             FOREST OIL CORPORATION

                     PROXY SOLICITED BY BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF SHAREHOLDERS

     The undersigned shareholder of Forest Oil Corporation, a New York corporation (the "Company"), hereby appoints William L. Dorn, Robert S. Boswell and Daniel L. McNamara, or any one of them, attorneys, agents and proxies of the undersigned, with full power of substitution to each of them, to vote all the shares of Common Stock, par value $.10 per share, of the Company which are entitled to one vote per share and which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 1600 Broadway, Suite 590, Denver, Colorado, on Tuesday, June 16, 1998, at 10:00 a.m., M.D.T., and at any adjournment of such meeting, with all powers which the undersigned would possess if personally present:

     1.  To elect two (2) Class IV Directors;

     2.  To approve the transaction with The Anschutz Corporation:

     3. To authorize the Company to adjourn the meeting to solicit additional proxies in the event that the number of proxies sufficient to approve any of the proposals has not been received by the date of meeting; and

     4. To consider and vote upon the ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the fiscal year ended December 31, 1998;

     5. To vote upon such other matters as may be properly brought before the meeting or any adjournment thereof hereby revoking all previous proxies and ratifying all that any of said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

     IF NO DIRECTIONS ARE GIVEN, THE INDIVIDUALS DESIGNATED ABOVE WILL VOTE FOR THE ABOVE PROPOSALS AND, AT THEIR DISCRETION, ON ANY OTHER MATTER THAT MAY COME BEFORE THE MEETING.

     The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement of the Company.

        (CONTINUED AND TO BE VOTED, DATED AND SIGNED ON REVERSE SIDE)
-------------------------------------------------------------------------------
                           * FOLD AND DETACH HERE *


FOREST OIL CORPORATION                                      Common Stock Proxy One(1) Vote Per Share PLEASE MARK VOTES / / or /X/

The Board of Directors recommends a Vote FOR the following Proposals:
No. 1. Election of Directors.             (To withhold authority to vote for all nominees                  SPECIAL NOTES
       Nominees are 01 Craig D. Slater.   check the block marked "Withheld". To withhold authority         -------------
       and 02 Cortlandt S. Diesler.       to vote for any individual nominee write that nominee's     I plan to attend the
          FOR    WITHHELD                 name on the space provided below.)                          meeting     / /
          / /      / /                                                                                THIS PROXY IS SOLICITED
                                                                                                      ON BEHALF OF THE BOARD
                                          --------------------------------------------------------    OF DIRECTORS
No. 2. Approve the transaction with       No. 3 Adjournment of Meeting.                               -------------------------
       The Anschutz Corporation.                   FOR     AGAINST     ABSTAIN                        ***IF YOU WISH TO VOTE BY
         FOR  AGAINST  ABSTAIN                     / /       / /         / /                          TELEPHONE PLEASE READ THE
         / /    / /      / /                                                                          INSTRUCTIONS BELOW***
                                                                                                      -------------------------
                                                                                                      No. 4 Ratification of the
                                                                                                      Appointment of Independent
                                                                                                      Auditors.
                                                                                                        FOR    AGAINST    ABSTAIN
                                                                                                        / /      / /        / /


SIGNATURE                                      SIGNATURE                                  DATE
          ------------------------------------           -------------------------------       ------------------------------------
Signature should agree with names on Stock Certificates as shown herein. Attorneys, executors, administrators, trustees, guardians or custodians should give full title as such.) Please complete, date and sign this proxy and return it promptly in the enclosed envelope whether or not you plan to attend the meeting.

-----------------------------------------------------------------------------------------------------------------------------------
                                                   * FOLD AND DETACH HERE *

                                                     * VOTE BY TELEPHONE *
                                                  QUICK * EASY * IMMEDIATE *

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

  You will be asked to enter a Control Number which is located in the box in the lower right hand corner of this form.
-----------------------------------------------------------------------------------------------------------------------------------
OPTION #1:  TO VOTE AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL PROPOSALS: PRESS 1.
-----------------------------------------------------------------------------------------------------------------------------------
                                       WHEN ASKED, PLEASE CONFIRM YOU VOTE BY PRESSING 1.
-----------------------------------------------------------------------------------------------------------------------------------
OPTION #2:  IF YOU CHOOSE TO VOTE ON EACH PROPOSAL SEPARATELY, PRESS 0. YOU WILL HEAR THESE INSTRUCTIONS:
-----------------------------------------------------------------------------------------------------------------------------------
Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.
            To withhold FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

Proposal 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.
The Instructions are the same for all remaining proposals.

                                      WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.
-----------------------------------------------------------------------------------------------------------------------------------
                                 PLEASE DO NOT RETURN THE ABOVE PROXY CARD IF VOTED BY PHONE.
-----------------------------------------------------------------------------------------------------------------------------------

Call * Toll Free * On a Touch Tone Telephone
          1-800-840-1208 - ANYTIME
    There is NO CHARGE to you for this call.